AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) entered into as of April 14, 2023, by and among Spirits Time International, Inc., a Nevada corporation (“SRSG” or the “Company”), Spirits Time Merger, Incorporated (STM, Inc.), a Delaware corporation and a wholly-owned subsidiary of SRSG (“Merger Sub”), and BioSculpture Technology, Inc., a Delaware corporation (“BioSculpture”). SRSG, Merger Sub and BioSculpture are referred to herein collectively as the “Parties”, and each individually as a “Party”.

RECITALS

A.The respective Boards of Directors of each of SRSG, Merger Sub and BioSculpture believe it is in the best interests of SRSG, Merger Sub and BioSculpture and their respective stockholders that SRSG acquire BioSculpture through the merger of Merger Sub with and into BioSculpture pursuant to a tax-free reorganization pursuant to Section 368(a)(2)(E) of the Internal Revenue Code (the “Merger”).

B.The Boards of Directors of each of SRSG, Merger Sub and BioSculpture have approved the Merger, this Agreement and the transactions contemplated hereby.

C.Pursuant to the Merger and on the terms and conditions of this Agreement, all of the issued and outstanding shares of BioSculpture Common Stock shall be converted into shares of SRSG Common Stock, as such terms are defined Exhibit A annexed to this Agreement.

D.BioSculpture, SRSG and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and the respective Parties will rely on such representations, warranties, covenants and agreements.

NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth herein, intending to be legally bound hereby the Parties agree as follows.

ARTICLE 1

1.DEFINITIONS. As used in this Agreement, capitalized terms shall have the definitions stated in Exhibit A, unless such terms are otherwise defined in this Agreement.

ARTICLE 2

2.BASIC TRANSACTION.

2.01The Merger. At the Effective Time (as defined below) and subject to and upon  the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporations Law (the “DGCL”) and the Nevada Revised Statutes (the “NRS”), Merger Sub shall be merged with and into BioSculpture, the separate corporate existence of Merger Sub shall cease, and BioSculpture shall continue as the surviving corporation and a wholly-owned subsidiary of SRSG. BioSculpture, following the Merger, is sometimes referred to herein as the

“Surviving Corporation.”

2.02The Closing. Unless this Agreement is earlier terminated pursuant to Section 10.01, upon and subject to the terms and conditions of this Agreement the closing of the Merger (the “Closing”) shall take place as promptly as practicable but no later than five (5) business days following satisfaction or waiver of the conditions precedent to Closing set forth in Articles 7 and 8 of this Agreement (the “Closing Conditions”) (other than the Closing Conditions provided in this Agreement to be satisfied at and upon Closing), at the offices of BioSculpture, or if SRSG and BioSculpture agree shall take place remotely by exchange of documents and signatures or their electronic counterparts, unless another place or time is agreed to by SRSG and  BioSculpture in writing (including agreement to extension of time pursuant to Section 7.09).  The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” At or immediately upon the Closing, the Parties hereto shall cause an executed and acknowledged Certificate of Merger in substantially the form attached hereto as Exhibit B to be filed with the Secretary of State of Delaware (the “Certificate of Merger”) in accordance with the relevant provisions of applicable Law. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State of Delaware (such time of duly filing, or any later time of effectiveness of the Merger agreed to in writing by SRSG and BioSculpture, the “Effective Time”). At the Closing, the Parties shall deliver and exchange the  documents required to effectuate the Merger and the provisions, terms and conditions of this Agreement.

2.03Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and BioSculpture shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and BioSculpture shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.04Certificate of Incorporation of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of BioSculpture, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

2.05Maximum Number of Shares of SRSG Common Stock to Be Issued; Effect on Outstanding Securities of BioSculpture, Merger Sub. The consideration to be paid by SRSG in connection with the Merger shall be the Merger Consideration (as defined below). On the terms and subject to the conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of SRSG or Merger Sub, BioSculpture or the holder of any BioSculpture Common Stock or BioSculpture Option, the following shall occur.

(a)Conversion of BioSculpture Common Stock. At the Effective Time, each share of BioSculpture Common Stock issued and outstanding immediately prior to the Effective Time (other than any BioSculpture Common Stock to be canceled pursuant to Section 2.05(c) and any Dissenting Shares, as defined and provided in Section 2.06) shall be converted into the right to receive that number of shares of SRSG Common Stock equal to the Exchange Ratio, as defined below (such number of shares, the “Merger Consideration”). The Exchange Ratio as of Closing shall be 4.756 shares of SRSG Common Stock for each share of BioSculpture Common Stock, after consummation of the Reverse Split (as defined in Section 7.10) and the Minimum Financing (as defined in Section 7.09) as of the time of Closing (the “Exchange Ratio”), subject to any adjustment or modification of such ratio that may be agreed to by SRSG and BioSculpture in writing as of the Closing due to factors that may include changes in the amount of Equity Financing accepted as of the time of Closing. Subject to any such adjustment or modification,  the capitalization of SRSG and the percentage ownership of its equity shares after satisfaction of the Closing Conditions and after payment of the Merger Consideration at the Exchange Ratio, as of the Closing, shall be as set forth in Section 7.11 and the annexed Exhibit C to this Agreement.

(b)Fractional Shares. No fractional shares of SRSG Common Stock shall be issued pursuant to the Merger, but in lieu thereof, the number shares of SRSG Common Stock to be received by each holder of BioSculpture Common Stock who would otherwise be entitled to a fraction of a share of SRSG Common Stock (after aggregating all fractional shares of SRSG Common Stock to be received by such holder) shall be rounded up to the nearest whole share.

(c)Cancellation of SRSG-Owned and BioSculpture-Owned Stock. Upon occurrence of the Effective Time, each BioSculpture Common Stock share owned by SRSG or BioSculpture or any Subsidiary of SRSG or BioSculpture immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of SRSG, Merger Sub or BioSculpture.

(d)Capital Stock of Merger Sub. Each share of Merger Sub Common Stock, par value $0.001 per share, that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share of the Surviving Corporation. From and after the Effective Time, each share certificate of Merger Sub theretofore evidencing ownership of any such shares shall continue to evidence ownership of such shares of Common Stock of the Surviving Corporation.

(e)BioSculpture Stock Options and Warrants. Except as disclosed in Section

4.03 of the BioSculpture Disclosure Schedule, as of the date of this Agreement BioSculpture has no outstanding BioSculpture Options or warrants or other BioSculpture Securities Rights. As of the effective time, each BioSculpture Option, BioSculpture warrant or other BioSculpture Securities Right that is outstanding immediately prior to the Effective Time, whether or not then vested, exercisable, exchangeable or convertible, shall, by virtue of the Merger and without any action on the part of the holder thereof or on the part of SRSG, BioSculpture, the Merger Sub or any other Person, be assumed by SRSG and shall be converted into an option or Securities Right with respect to SRSG Common Stock (such option or Securities Right, an “Assumed Option”) or a Warrant with respect to SRSG Common Stock (an “Assumed Warrant”), in accordance with this Section 2.05, and as such shall be obligations of SRSG. Each such Assumed Option and Assumed Warrant, as so assumed and converted, shall continue to have, and shall be subject to, the same terms and conditions as applied to the BioSculpture Option, BioSculpture warrant or other BioSculpture Securities Right immediately prior to the Effective Time, and such terms and conditions after such assumption and conversion shall survive the Closing. As of the Effective Time, each such Assumed Option and Assumed Warrant shall be vested, exercisable, exchangeable or convertible to acquire that number of shares of SRSG Common Stock equal to the Option Exchange Amount, for Assumed Options, or the Warrant Exchange Amount, for Assumed Warrants. The price per share for SRSG Common Stock (rounded up to the nearest whole cent) upon vesting, exercise, exchange or conversion of the Assumed Options or the Assumed Warrants, as the case may be, shall be equal to the quotient obtained by dividing (A) the exercise price per share of the BioSculpture Common Stock under such Assumed Option or Assumed Warrant by (B) the Exchange Ratio; provided, that the exercise price and the number of shares of SRSG Common Stock subject to the Assumed Option or Assumed Warrant shall be determined in a manner consistent with any applicable requirements of Section 409A of the Code and, in the case of Assumed Options that are intended to qualify as incentive stock options  within the meaning of Section 422 of the Codes, shall be determined in a manner consistent with Section 424(a) of the Code. Notwithstanding the foregoing, in the case of shares of BioSculpture Common Stock that were subject to restricted stock grants, restricted stock units or terms for lapsing of restrictions on vesting prior to the Effective Time (“Restricted BioSculpture Stock”), the BioSculpture Common stock that is vested, conferred or obtained upon lapsing or other termination of such restriction shall be cancelled and converted into the right to receive the number of shares of SRSG Common Stock equal to the Exchange Ratio, in accordance with Section 2.05(a) of this Agreement. At or prior to the Effective Time, SRSG shall reserve for future issuance a number of shares of SRSG Common Stock at least equal to the number of such shares that will be issuable upon vesting, exercise, exchange or conversion of the Assumed Options and Assumed Warrants and Restricted BioSculpture Stock.

2.06Dissenting Shares.

(a)Notwithstanding anything in this Agreement to the contrary, shares of BioSculpture Common Stock that are issued and outstanding immediately prior to the Effective Time and the holders of which demand and perfect their Appraisal Rights for such shares in the time and manner provided under the DGCL and, as of the time provided under the DGCL, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, but shall, by virtue of the Merger, be entitled to only such rights as are granted by the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his Appraisal Rights under the DGCL, such holder’s BioSculpture Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 2.05(a), into the right to receive the applicable Merger Consideration set forth in such provisions, without any interest thereon.

(b)BioSculpture shall give SRSG prompt notice of any demands for appraisal pursuant to the DGCL received by BioSculpture, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by BioSculpture.

(c)Notification of Effective Time. After the Effective Time and within the time provided in the DGCL and in accordance with the requirements of the DGCL, the Surviving Corporation shall provide notification that the Merger has become effective, and any other information required by the DGCL in such notification, to each holder of record of BioSculpture Common Stock, as of the record date fixed by BioSculpture’s Board of Directors, that did not vote in favor of or consent to the Merger.

2.07Exchange Procedures.

(a)SRSG Common Stock. Prior to the Closing Date, SRSG shall designate  an exchange agent acceptable to BioSculpture to act as the agent for the purpose of paying the Merger Consideration in exchange for the BioSculpture Common Stock pursuant to this Agreement, which exchange agent shall be the transfer agent customarily used by SRSG for transfers of SRSG Common Stock or such other competent exchange agent that shall be agreed upon by SRSG and BioSculpture (the “Exchange Agent”). Upon or promptly following the Effective Time, SRSG shall deposit with the Exchange Agent, for exchange in accordance with this Article 2, the aggregate Merger Consideration. The Merger Consideration shall be deposited by delivering to the Exchange Agent certificates representing the shares of SRSG Common Stock or by furnishing to the Exchange Agent shares of SRSG Common Stock allocated for issuance as uncertificated shares or shares represented by book entries.

(b)Exchange Procedures. As soon as practicable after the Effective Time, SRSG shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of BioSculpture Common Stock that were, immediately prior to the Effective Time, evidenced as uncertificated shares or in book-entry or similar form and maintained by or on behalf of BioSculpture in such form (each such share in uncertificated, book-entry or similar form, a “Book-Entry Share”) or evidenced by certificates that represented outstanding BioSculpture Common Stock (each such certificate, a “Certificate”), which shares were converted into the right to receive shares of SRSG Common Stock pursuant to Section 2.05(a), the following communications: (i) a letter of transmittal in customary form (which shall specify that delivery  of the Merger Consideration shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or surrender of the Book-Entry Shares and which letter shall be in such form and have such other provisions as SRSG and the Surviving Corporation may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for certificates or uncertificated shares or book entries representing shares of SRSG Common Stock, including in the case of SRSG Book-Entry Shares instructions for delivery of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request. Upon surrender to the Exchange Agent of a Certificate or Book- Entry Shares for cancellation, together with such letter of transmittal and other documents and instruments as the Exchange Agent may reasonably request from the holder, duly completed and validly executed in accordance with the instructions provided, the holder of such Certificate or BioSculpture Book-Entry Shares shall be entitled to receive in exchange therefor a share certificate or a Book-Entry Share of SRSG representing the number of whole shares of SRSG Common Stock into which such holder’s BioSculpture Common Stock has been converted pursuant to Section 2.05(a), and the Certificate and Book-Entry Shares so surrendered shall be canceled. Subject to Section 2.06, until surrender of a Certificate or Book-Entry Share that, prior to the Effective Time, represented BioSculpture Common Stock, such Certificate or Book-Entry Share will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of SRSG Common Stock into which such BioSculpture Common Stock shall have been converted pursuant to Section 2.05(a).

(c)Distributions With Respect to Unexchanged BioSculpture Common Stock. No dividends or other distributions with respect to SRSG Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of SRSG Common Stock represented thereby until the holder of record of such Certificate or Book-Entry Share shall surrender such Certificate or Book-Entry Share to the Exchange Agent in accordance with Section 2.07(b). Subject to applicable Law, following surrender of any such Certificate or Book- Entry Share, there shall be paid to the record holder of the certificates or Book-Entry Shares representing whole shares of SRSG Common Stock issued in exchange therefore, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of SRSG Common Stock.

(d)Transfers of Ownership. If any certificate or Book-Entry Share of SRSG Common Stock is to be issued or made pursuant to the Merger in a name other than that in which the BioSculpture Certificate or Book-Entry Share surrendered in exchange therefore is registered, it will be a condition of the issuance or making thereof that the BioSculpture Certificate or Book-Entry Share so surrendered will be properly endorsed or otherwise transferred and will otherwise be in proper form for transfer and that the Person requesting such exchange will have paid to SRSG or any Exchange Agent designated by it any transfer or other taxes required by reason of the issuance of a certificate or Book-Entry Share of SRSG Common Stock in any name other than that of the registered holder of the BioSculpture Certificate or Book-Entry Share surrendered, or will have established to the satisfaction of SRSG or any Exchange Agent designated by it that such tax has been paid or is not payable.

2.08No Further Ownership Rights in BioSculpture Common Stock. All shares of SRSG Common Stock issued upon the surrender for exchange of BioSculpture Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such BioSculpture Common Stock, and there shall be no further registration of transfers on the records of BioSculpture of such shares of BioSculpture Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or evidence of Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

2.09Lost, Stolen or Destroyed Certificates. In the event that any Certificates for BioSculpture Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue certificates or Book-Entry Shares representing shares of SRSG Common Stock in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that SRSG or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as SRSG or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against SRSG or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.10Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of BioSculpture, the officers and directors of the Surviving Corporation shall be fully authorized to take, and shall take all such lawful and necessary action.

2.11Exemption from Registration. The holders of BioSculpture Common Stock are believed by BioSculpture to be accredited investors. The shares of SRSG Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act and applicable state Law pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act, and as such will constitute “restricted securities” within the meaning of the Securities Act.

ARTICLE 3

3.REPRESENTATIONS AND WARRANTIES OF SRSG AND MERGER SUB.

As a material inducement to BioSculpture to enter into this Agreement or approve the Merger as may be applicable, SRSG and Merger Sub represent and warrant, with the exceptions that are provided for and referred to in this Article 3 that are set forth in the SRSG Disclosure Schedule attached hereto as Schedule A, that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and shall be correct and complete immediately prior to and at Closing.

3.01Organization. SRSG and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation, and each has all requisite power and authority to own and lease their respective properties and assets and to conduct their respective businesses as now conducted. Merger Sub was organized under Delaware Law on March 21, 2023 and has not engaged in any business transactions or incurred any Liabilities or obligations. SRSG and Merger Sub have each delivered to BioSculpture complete and correct copies of its (i) Articles of Incorporation and Certificate of Incorporation and Bylaws, which Articles of Incorporation and Certificate of Incorporation and Bylaws are in full force and effect and have not been amended, corrected, restated or superseded in any way, (ii) minutes of all directors’ and shareholders’ meetings, all of which are complete and accurate as of the date hereof, (iii) stock certificate books and all other records of SRSG and Merger Sub, which collectively correctly set forth the record ownership of all outstanding shares of capital stock and all rights to purchase capital stock of SRSG and Merger Sub and (iv) form of stock certificates and any option plans and agreements and rights to purchase shares of capital stock of SRSG or Merger Sub. Neither SRSG nor Merger Sub is in violation, and has not taken any action in violation, of any provisions of its Articles of Incorporation, Certificate of Incorporation or Bylaws.

3.02Qualifications to Do Business. Section 3.02 of the SRSG Disclosure Schedule  sets forth each jurisdiction in which SRSG and Merger Sub are qualified to do business as a foreign corporation. Neither the nature of the business carried on by SRSG or Merger Sub, nor the properties owned or leased by either of them, require them to be qualified to do business as a foreign corporation in any other jurisdiction.

3.03Capitalization. The authorized capitalization of SRSG consists solely of 140,000,000 authorized shares of common stock, $0.001 par value per share (the “SRSG Common Stock”), of which 7,361,005 shares are issued and outstanding; and 20,000,000 shares of preferred stock, $0.001 par value per share (the “SRSG Preferred Stock”), of which 1,000,000 shares have been designated as “Series A Preferred Stock” and 50,000 shares have been designated as “Series D Preferred Stock” and of which 450,000 shares of Series A Preferred Stock and 5,000 shares of Series D Preferred Stock are issued and outstanding. The 450,000 shares of issued Series A Preferred Stock are convertible into 4,500,000 shares of SRSG Common Stock, and the 5,000 shares of issued Series D Preferred Stock are convertible into 5,000 shares of SRSG Common Stock. All outstanding SRSG Preferred Stock will be redeemed, repurchased, or converted into SRSG Common Stock prior to the Effective Time, in accordance with Sections 2.05(a), 7.09, 7.10 and 7.11 and Exhibit C hereto and the other terms and conditions of this Agreement. All issued and outstanding shares of SRSG Common Stock and SRSG Preferred Stock are legally issued, fully paid, and non-assessable and not subject to any preemptive or other right of any Person under any Law, SRSG’s Articles of Incorporation or Bylaws or any agreement or other instrument to which SRSG is a party or by which SRSG may be bound. All issued and outstanding SRSG securities have been issued in compliance with applicable federal and state securities laws. The authorized capitalization of Merger Sub consists solely of 1,000 authorized shares of common stock (the “Merger Sub Common Stock”), $0.001 par value, of which 1,000 shares of common stock are issued and outstanding and held by SRSG, and no authorized, issued or outstanding shares of preferred stock. All issued and outstanding shares of Merger Sub Common Stock are legally issued, fully paid, and non-assessable and not subject to any preemptive or other right of any Person under any Law, Merger Sub’s Certificate of Incorporation or Bylaws or any agreement or other instrument to which Merger Sub or SRSG is a party or by which Merger Sub or SRSG may be bound. All issued and outstanding Merger Sub securities have been issued in compliance with applicable federal and state securities laws. There are no dividends, distributions or other amounts or interests due, issuable or payable with respect to any of the shares of capital stock of SRSG or Merger Sub, including, but not limited to, any amounts due, issuable or payable to any stockholder of SRSG pursuant to the exercise by any SRSG stockholder of appraisal rights or similar rights. Except as disclosed in Section 3.03  of the SRSG Disclosure Schedule, as of the date of this Agreement and upon the Closing there are and shall be no issued, outstanding or authorized options, warrants, purchase rights, subscription rights, stock purchase rights, restricted stock units or grants, dividend or distribution rights, debt or equity conversion rights, exchange rights, preemptive rights, registration rights, repurchase rights, vesting rights, lapses of restrictions, redemption rights, convertible notes or other Indebtedness instruments or convertible note or other Indebtedness obligations or other rights, contracts, instruments or understandings in regard to SRSG or Merger Sub capital stock or other securities or that could require SRSG or Merger Sub to issue, sell, acquire, exchange, convert, redeem or otherwise cause to become registered, acquired, issued or outstanding any of their respective capital stock or securities; and there are and shall be no outstanding or authorized stock appreciation, contingent value rights, phantom stock, profit participation, stock or equity awards, stock or equity grants, stock plans, equity or incentive or performance-based compensation or similar rights, securities, agreements, instruments or understandings with respect to SRSG or Merger Sub or their respective capital stock or securities; and there are and shall be no voting rights, voting trusts, proxies, or other rights, securities, agreements, instruments or understandings with respect to the voting of the capital stock, indebtedness or securities of SRSG or Merger Sub (any of the foregoing, “SRSG Securities Rights”).

3.04Authorization. Each of SRSG and Merger Sub has all requisite power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The Board of Directors of each of SRSG and Merger Sub have approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement including the Merger in accordance with Delaware and Nevada Law and SRSG’s Articles of Incorporation and Bylaws, as amended, and Merger Sub’s Certificate of Incorporation and Bylaws. The stockholders of SRSG do not have to approve the Merger or this Agreement in order for the Merger and this Agreement to be binding, effective, duly authorized and not in violation of applicable Law. SRSG, as sole stockholder of Merger Sub, has approved the Merger, and no other corporate proceedings on the part of SRSG or Merger Sub are necessary to authorize the execution, delivery, and performance of this Agreement and the Merger, and the resolutions approving such Merger are irrevocable. This Agreement has been duly executed and delivered by each of SRSG and Merger Sub and constitutes their respective valid and binding obligations, enforceable against each of them in accordance with the terms of this Agreement.

3.05No Conflict or Violation. The execution, delivery, and performance of this Agreement by SRSG and Merger Sub does not and will not: (a) violate or conflict with any provision of their respective Articles or Certificate of Incorporation, Bylaws, or other governing document of either of them; (b) violate any provision of Law (including any Law pertaining to the issuance of securities) or any Order, judgment, or decree of any court or other Governmental Entity or regulatory authority applicable to SRSG or Merger Sub; (c) violate or result in a breach of or constitute a default under any Contract, lease, loan agreement, debt instrument, mortgage, security agreement, indenture, or other agreement or instrument to which either of them is a  party or by which either of them is bound or to which any of their properties or assets is subject or which would prevent the transactions contemplated by this Agreement from being consummated.

3.06Consents and Approvals. No Approval is necessary or required in connection  with the execution and delivery by SRSG or Merger Sub of this Agreement or the performance by either of them and of their respective obligations hereunder, except for the filings required to consummate the Merger and any Approval as may be required under Federal or state securities laws in connection with the transactions set forth herein.

3.07Absence of Undisclosed Liabilities. Since September 30, 2022 and December 31, 2022, neither SRSG nor Merger Sub has incurred any Liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except Liabilities, obligations or contingencies which have been discharged or paid in full prior to the date hereof and Liabilities and obligations (including expenses) that have been incurred as necessary to comply with this Agreement and complete the Merger and related transactions provided for herein, which expenses, obligations and other Liabilities shall be paid and discharged in accordance with Section 3.08. Neither SRSG nor the Merger Sub is a party to, or has any Contract, obligation or commitment to become a party to, any off-balance sheet arrangement, as referred to in Regulation S-K.

3.08SRSG Assets and Liabilities. Immediately prior to Closing, SRSG and the  Merger Sub shall have no material assets that have not been disclosed to BioSculpture in writing or in the SRSG Financial Statements and shall have no Liabilities, and all Third Party Expenses, all expenses of SRSG or the Merger Sub related to the Merger or this Agreement and all other expenses and Liabilities of SRSG and the Merger Sub (including Liabilities to vendors or providers of goods or services) shall have been paid and discharged in full.

3.09Filings with the SEC. As of the date of this Agreement and immediately prior to Closing, SRSG is and shall be current in filing with the SEC and in furnishing to the SEC all SEC Documents and shall have filed with and furnished to the SEC all SEC Documents. True, correct and complete copies of all SRSG SEC Documents are publicly available in the EDGAR database of the SEC. None of the SEC Documents has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of SRSG, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation, and there are no outstanding or unresolved comments received by SRSG from the SEC with respect to any SEC Documents.

3.10Financial Statements. SRSG has provided to BioSculpture the following financial statements: (i) audited consolidated balance sheets of SRSG as of December 31, 2021 and 2020, and the related audited consolidated statements of operations, income, cash flow and changes in stockholders’ equity for the years ended December 31, 2022, 2021 and 2020, including all notes and schedules thereto; (ii) an unaudited consolidated balance sheet of SRSG as of September 30, 2022, and the related unaudited consolidated statement of operations, income, cash flow and changes in stockholders’ equity for the nine month period ended September 30, 2022, including all notes and schedules thereto; and (iii) an unaudited consolidated balance sheet of SRSG as of December 31, 2022, and the related unaudited consolidated statement of operations, income, cash flow and changes in stockholders’ equity for the year ended December 31, 2022, including all notes and schedules thereto. By April 30, 2023, SRSG shall provide to BioSculpture audited consolidated balance sheets of SRSG as of December 31, 2022, and the related audited consolidated statements of operations, income, cash flow and changes in stockholders’ equity for the year ended December 31, 2022, including all notes and schedules thereto. If the Parties agree to any extension of time pursuant to Section 2.02 or Section 7.09, then SRSG shall promptly provide to BioSculpture unaudited consolidated balance sheets of SRSG and related unaudited consolidated statements of operations, income, cash flow and changes in stockholders’ equity for each calendar quarterly period ending prior to the date of expiration of such agreed upon extension of time, including all notes and schedules thereto, which financial statements shall be provided to BioSculpture promptly following the end of each such calendar quarterly period. All financial statements of SRSG (including the notes and schedules thereto) that shall be provided to BioSculpture pursuant to this Section 3.10 (including the audited financial statements that will be provided for the year ended December 31, 2022 and any other financial statements that will  be provided following extensions of time agreed to pursuant to this Agreement) or that are filed by SRSG with the SEC or included in documents filed by SRSG with the SEC or otherwise (the “SRSG Financial Statements”) have been and will be prepared in accordance with  GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of SRSG as of such dates and the results of operations of SRSG for such periods, are correct and complete, and are and will be consistent with the books and records of SRSG (which books and records are correct and complete). The Financial Statements and books and records of SRSG and the preparation thereof, throughout the periods covered thereby, and the internal and disclosure controls and procedures of SRSG have been and will be in compliance with Regulation S-X and the Exchange Act, Securities Act, Sarbanes-Oxley Act and the regulations promulgated thereunder. Neither SRSG nor its officers, directors or accounting firm have identified or been aware of any deficiency or fraud in the internal controls or financial reporting of SRSG or Merger Sub or any written complaint or claim regarding any such deficiency or fraud.

3.11Taxes.

(a)Neither SRSG nor Merger Sub has or will incur any Tax liability in excess of the amount reflected on the SRSG Financial Statements (whether or not reflected as payable on any Tax return that has been filed) with respect to such periods (or portions of such periods). Except as provided herein, neither SRSG nor Merger Sub has or will incur any Tax liability for periods (or portions of periods) after September 30, 2022 through the time of Closing, other than non-material Tax liabilities in the ordinary course of business for which SRSG has adequate provision and reserves in accordance with GAAP.

(b)Prior to Closing, each of SRSG and Merger Sub shall have filed all Tax returns required to have been filed by it and shall provide copies of such Tax returns to BioSculpture. By April 30, 2023, SRSG and Merger Sub shall file all Tax returns for the year ended December 31, 2022 and shall provide copies of such Tax returns to BioSculpture. All  such Tax returns are and shall be true, correct and complete in all respects. All information included in Tax returns filed and to be filed by SRSG and all information reflected in its accounting records which may be relevant to future Tax obligations of SRSG, including earnings and profits, carryovers, and similar items, is complete and accurate.

(c)SRSG has complied in all respects with all applicable Laws relating to withholding Taxes and Tax information reporting, and has, within the time and manner prescribed by Law, withheld from employee wages and other payments and paid over all amounts required to have been so withheld and paid. The records of SRSG contain all information and documents necessary to comply in all material respects with applicable Tax information reporting and Tax withholding requirements under applicable Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(d)No claim has ever been made by a Governmental Entity in a jurisdiction where SRSG does not file Tax returns that it is or may be subject to taxation by that jurisdiction. SRSG has not conducted activities in any jurisdiction which will require it to pay Tax or file a Tax return of a type that it had not filed in the most recently ended preceding taxable period for which such type of Tax or Tax return would be due.

(e)There is no audit, examination, investigation or other Action or Proceeding presently pending or threatened with regard to any Tax Liability or Tax return of SRSG. No issue has been raised by any Governmental Entity with respect to Taxes of SRSG, either in any prior examination or any other Action or Proceeding,that, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any past, present or future taxable period of SRSG. The Company has not requested and is not subject to any Tax ruling, memorandum or Order of any Governmental Entity.

(f)SRSG has never waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which it may be held liable.

3.12Information. None of the representations or warranties made by SRSG, Merger Sub or any stockholder, director or officer of SRSG or Merger Sub in this Agreement or the agreements and instruments contemplated hereby, nor any document, written information, statement, financial statement, schedule (including the SRSG Disclosure Schedule), certificate (including any certificate provided by any stockholder or officer of SRSG) or exhibit prepared and furnished or to be prepared and furnished by SRSG or its representatives to BioSculpture pursuant hereto or thereto in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. There is no presently existing event, fact, change, condition, occurrence or effect  that adversely affects SRSG or its business, condition (financial or otherwise), results or operations, Liabilities, prospects or Assets and Properties (“SRSG’s Business or Condition”), or that could reasonably be expected to do so, which has not been set forth in this Agreement or the agreements contemplated hereby or otherwise disclosed by SRSG to BioSculpture in writing.

3.13Absence of Certain Changes or Events. Except as set forth in this Agreement or Section 3.13 of the SRSG Disclosure Schedule, since September 30, 2022:

(a)There has not been any Material Adverse Effect on, or in connection with, Merger Sub or SRSG or its Business or Condition or operating results, including any Liabilities or obligations, other than non-material changes in the ordinary course of business;

(b)Neither SRSG nor Merger Sub has (i) amended its Articles of Incorporation or Bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights or items or assets of value which individually or in the aggregate are extraordinary or material considering the business of SRSG or Merger Sub; (iv) made any material change in its method or practice of accounting; (v) entered into any oral or written agreement, or modified the terms of any existing Contract or agreement, or entered into or modified any other material transactions other than those contemplated by this Agreement; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former director, officer, independent contractor, consultant or employee or adopted any amendment to the exercisability or vesting of any employee stock options or SRSG Securities Rights or the vesting of any unvested shares of SRSG Common Stock or other equity securities or the authorization of any cash payments in exchange for such options, Securities Rights or unvested shares, or the adoption of any other amendment in any employee benefit plan or compensation commitment or any severance agreement or employment contract or independent contractor Contract to which any current or former employee, officer, director, consultant or independent contractor is a party; (vii) increased the rate of compensation payable or to become payable by it to any of its officers, directors, independent contractors, consultants or employees; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, independent contractors, consultants or employees. In addition, as of the Closing and the Effective Time, neither SRSG nor Merger Sub shall have any Liabilities, and there is no Basis for any present or future Action or Proceeding or any suit, hearing, investigation, charge, complaint, claim, or demand against either of them that may give rise to any Liabilities.

(c)Except as set forth on Section 3.13 of the SRSG Disclosure Schedule, neither SRSG nor Merger Sub has (i) granted or agreed to grant any options, warrants, or other Securities Rights for its stocks, bonds, or other corporate securities; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or Liabilities whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due; (iii) incurred or created any lien with respect to any of its Assets and Properties, except liens for taxes not yet due or payable; (iv) paid any material obligation or Liabilities other than current Liabilities reflected in or shown on the most recent SRSG balance sheet; (v) sold or transferred, or agreed to sell or transfer, any of its Assets and Properties; (vi) canceled, or agreed to cancel, any debts or claims; (vii) made or permitted any amendment or termination of any Contract, agreement, instrument or license to which it is a party; or (viii) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities or Securities Rights including debentures and securities whether authorized, unissued or held as treasury stock;

(d)Neither SRSG nor Merger Sub has made any loan, advance or capital contribution to, or investment in, any Person;

(e)Neither SRSG nor Merger Sub has entered into or made any agreement or arrangement to take any action which, if taken prior to or after the date hereof, would have made any representation or warranty set forth in this Section 3.13 or this Agreement untrue or incorrect as of the date when made; and

(f)Neither SRSG nor Merger Sub has become subject to any Law or regulation which could reasonably be expected to have a Material Adverse Effect on SRSG, the Merger Sub or the Merger.

3.14Litigation and Proceedings. Except for Auctus Claims (as defined below), there are no Actions or Proceedings pending or threatened by or against SRSG or Merger Sub or against any officer, employee, independent contractor, consultant or director of SRSG or Merger Sub in such person’s capacity as officer, employee, independent contractor, consultant or director, or which are or could reasonably be expected to have a Material Adverse Effect on SRSG or Merger Sub, or which are seeking to enjoin or challenge the Merger before any court, arbitrator or other Governmental Entity. Except for Auctus Claims, there are no Actions or Proceedings pending or threatened by any stockholder of SRSG or by any holder or obligee under any SRSG Securities Rights or Indebtedness, and SRSG shall promptly give notice to BioSculpture of the commencement or threat of any such Action or Proceeding, including any

Action or Proceeding by or involving Auctus other than the Auctus Claims existing on the date of execution of this Agreement. Neither SRSG nor Merger Sub has defaulted with respect to any judgment, Order, writ, injunction, decree, award, rule, penalty, sanction, assessment or regulation of any court, arbitrator, or governmental agency or instrumentality or other Governmental Entity. Except for Auctus Obligations (as defined below) and Auctus Claims, to SRSG’s Knowledge, there is no Basis for any Action or Proceeding against SRSG or Merger Sub or any of their respective officers, employees, independent contractors, consultants or directors in their capacities as such. Except in connection with Auctus Claims and Auctus Obligations, to SRSG’s Knowledge, there is no Basis for any Action or Proceeding by SRSG or Merger Sub. To the Knowledge of SRSG, there are no Actions or Proceedings or inquiries or investigations, pending or threatened, by the SEC or any other Governmental Entity, against SRSG or Merger Sub or any officer, director, independent contractor, consultant or employee of SRSG or Merger Sub. In 2018 SRSG entered into and agreed to Indebtedness, agreements, instruments and transactions involving Auctus Fund, LLC and Auctus Fund Management, LLC (each of such entities and each of its Affiliates, individually and collectively, “Auctus”), including one or more promissory notes, warrants and warrant instruments, securities purchase agreements, registration rights agreements, security agreements and Uniform Commercial Code financing statements and filings (each of the foregoing and all Liabilities, Contracts and obligations of SRSG or any Related Person of SRSG in connection therewith and all related liens, encumbrances, security interests and SRSG Securities Rights, an “Auctus Obligation”). SRSG is alleged to have breached, violated or defaulted under or in regard to one or more Auctus Obligations, and Auctus has made, asserted and communicated to SRSG claims and notices of claims in regard to such breach, violation or default (each such claim and notice of claim existing on the date  of execution of this Agreement, an “Auctus Claim)”, which claims and notices of claims have been reported by SRSG in its filings with the SEC, but Auctus has not made, asserted, filed or initiated any other Action or Proceeding in connection with any Auctus Obligation or Auctus Claim, and there are no Actions or Proceedings involving Auctus pending other than the Auctus Claims that have been asserted and communicated by Auctus. As a Closing Condition under this Agreement, SRSG shall resolve, satisfy, discharge, waive and terminate, or shall cause to be resolved, satisfied, discharged, waived and terminated, all Auctus Obligations and all Auctus Claims and all threatened or pending Actions or Proceedings by or involving Auctus, in every case and in every regard in a manner (a) that is consistent with, and does not contravene, any of Sections 3.03, 3.07, 3.08, 3.14, 3.16, 3.25, 7.09, 7.10, 7.11 or 7.12 or any other term, condition or provision of this Agreement and (b) that will not cause or give rise to any Material Adverse Effect or any Action or Proceeding. If any Action or Proceeding by or involving Auctus, other than the Auctus Claims, arises, occurs or is filed, made, asserted, communicated or initiated after the date of execution of this Agreement, then SRSG shall give notice to BioSculpture of such Action or Proceeding immediately upon SRSG becoming aware of or receiving notice of such Action or Proceeding.

3.15Compliance with Laws and Regulations. Each of SRSG and Merger Sub is in compliance and has conducted its business and operations so as to comply with all applicable Laws. There are no Orders (whether rendered by a court or administrative agency or by arbitration or by any other Governmental Entity) and, to SRSG’s Knowledge, no Basis currently exists for any Orders against either SRSG or Merger Sub or against any of their respective Assets and Properties, and none are pending or, to the Knowledge of SRSG, threatened. Neither SRSG nor Merger Sub has received any notice from any Governmental Entity of any violation of any

Law. Each of SRSG and Merger Sub has all Permits, licenses, orders, authorizations, registrations, concessions, certificates, Approvals and other instruments of any Governmental Entity (the “Government Licenses”) (each of which is in full force and effect) necessary for the conduct of its business. Each of SRSG and Merger Sub is in compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Government Licenses. Each of SRSG and Merger Sub has made all filings, reports, applications and registrations and the like necessary or required by Law to conduct its business. There is not now pending, nor to SRSG’s Knowledge is there threatened, any Action or Proceeding, and to SRSG’s Knowledge there is no Basis for any Action or Proceeding, against SRSG or Merger Sub before any Governmental Entity with respect to the Government Licenses, nor is there any issued or outstanding notice, Order or complaint with respect to the violation by SRSG or Merger Sub of the terms of any Government License or any rule or regulation applicable thereto.

3.16Material Contract or Other Defaults. Neither SRSG nor Merger Sub is or has  been at any time, and neither has received notice that it is or would be with the passage of time,

(x) in violation of any provision of its Articles of Incorporation or Certificate of Incorporation or Bylaws or (y) in default, breach or violation of (a) any term, condition or provision of any Order applicable to SRSG or Merger Sub, or (b) other than as asserted by Auctus in Auctus Claims,  any term or condition of any agreement, note, mortgage, indenture, Contract, lease, instrument, Indebtedness, Law, Approval or Permit to which SRSG or Merger Sub is a party or by which SRSG or Merger Sub or either of its Assets and Properties may be subject or bound, and, other than Auctus Obligations and as asserted in Auctus Claims, there do not exist any facts which, with notice or lapse of time or both, would constitute a violation or breach or an event of default on the part of SRSG or Merger Sub under any of the above. As provided in Section 3.14, as a Closing Condition under this Agreement, SRSG shall resolve, satisfy, discharge, waive and terminate, or shall cause to be resolved, satisfied, discharged, waived and terminated, all Auctus Obligations and all Auctus Claims and all breaches and events of default related thereto and all threatened or pending Actions or Proceedings by or involving Auctus.

3.17Subsidiary. Except for Merger Sub, SRSG does not own, beneficially or  of record, any equity securities in any other entity. SRSG does not have a predecessor as that term is defined under GAAP or Regulation S-X promulgated by the SEC.

3.18Contracts.

(a)Except for the contracts described in Section 3.18 of the SRSG Disclosure Schedule, neither SRSG nor Merger Sub is a party to or subject to any contract, arrangement, agreement, license, lease, commitment, undertaking, insurance or instrument of any nature, written or oral (collectively, the “Contracts”).

(b)Each Contract to which SRSG or Merger Sub is a party or by which it is bound (i) is valid and binding on SRSG and Merger Sub and each other party thereto, (ii) is in full force and effect, (iii) has not been breached by SRSG or Merger Sub or any other party thereto, and (iv) contains no liquidated damages, penalty or similar provision. Neither SRSG nor Merger Sub has been notified that any party to any such Contract intends to cancel, withdraw, modify or amend such Contract. SRSG and Merger Sub and each other party thereto has performed all obligations required to be performed by it on or prior to the date hereof under each undertaking or other Contract referred to in this Agreement, including in the SRSG Disclosure Schedule, and SRSG is not aware of any facts from which it could reasonably expect that it or Merger Sub or any other party thereto will not be able to perform all obligations required to be performed by it or such other party subsequent to the date hereof under each such undertaking or other Contract.

3.19Intellectual Property. Except for intellectual property relating to Tequila  Alebrijes, neither SRSG nor Merger Sub owns any rights to any patents, trademarks, trade names, service marks, copyrights, mask works, trade secrets or any other intellectual property rights. To the Knowledge of SRSG, SRSG and Merger Sub have not (i) experienced any actual, alleged or suspected data breach or other security incident involving personal information in the possession or control of either SRSG or Merger Sub; or (ii) been subject to, or received any notice of, any audit, investigation, complaint or other Action or Proceeding by any Governmental Entity or other Person concerning SRSG’s or Merger Sub’s collection, use, processing, storage, management, transfer or protection of personal information or actual, alleged or suspected violation of any applicable Law relating to privacy, personal information, data breach notification or data security, and to the Knowledge of SRSG and Merger Sub, there are no facts or circumstances that could reasonably be expected to give rise to any such Action or Proceeding, in each case except as would not have a Material Adverse Effect.

3.20Restrictions on Business Activities. There is no agreement, instrument, judgment, injunction, Order or decree binding upon SRSG or Merger Sub or which has, or could reasonably be expected to have, the effect of prohibiting or impairing the Merger or other transactions under this Agreement or any business or business practice of SRSG or Merger Sub, any acquisition of property by SRSG or Merger Sub, or the continuation of the business of SRSG or Merger Sub as currently conducted or as currently proposed to be conducted.

3.21Title to Properties.

(a)Real Property. Neither SRSG nor Merger Sub owns any real property.

(b)Leases Schedule. Neither SRSG nor Merger Sub is a party to any real or personal property leases.

(c)Title to Assets. Each of SRSG and Merger Sub has good and marketable title to all of its Assets and Properties or interests in Assets and Properties reflected in the SRSG Financial Statements or acquired after the date of the SRSG Financial Statements, except for any liens for current Taxes not yet due and payable and except for liens, encumbrances, security interests and imperfections of title disclosed in Section 3.21 of Schedule A, which liens, encumbrances, security interests and imperfections of title do not and will not (i) materially detract from or interfere with the use of the Assets and Properties subject thereto or affected thereby, or (ii) otherwise materially impair business operations involving such Assets and Properties.

3.22Environmental Matters. SRSG (i) is not aware of nor has received notice of any event, condition, circumstance, activity, practice, incident, fact, action or plan which is reasonably likely to interfere with or prevent continued compliance with Law or which could give rise to any common law or statutory liability, or otherwise form the Basis of any claim, action, suit or proceeding, based on or resulting from SRSG’s or Merger Sub’s (or any of their agents’) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material, waste or substance or occurring on property now or previously leased, owned or operated by SRSG or Merger Sub; and (ii) is not aware of any contaminated soil or groundwater at or under any of the properties now or previously owned, operated or leased by SRSG or Merger Sub.

3.23Personnel. Section 3.23 of the SRSG Disclosure Schedule lists the names of all current directors, officers, employees, independent contractors and consultants of SRSG and Merger Sub, setting forth the job title of, and salary or other compensation (including bonuses and commissions) payable to each such Person. The employment of each of SRSG’s employees is “at will.” SRSG does not have any obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service. In addition, no severance pay will become due to any of the SRSG employees under any agreement, plan or program as a result of the transactions set forth in this Agreement. SRSG does not currently have any Employee Benefit Plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

3.24Third Party Consents. No consent or other Approval is needed from any Governmental Entity or other third party in order to effect the Merger or any of the other transactions contemplated hereby or to ensure that SRSG’s and Merger Sub’s rights under any Contract, license, agreement, Permit, Approval, instrument or other rights remain in full force and effect after the consummation of the transactions contemplated hereby.

3.25Related Person Transactions. Upon payment of notes for Indebtedness that will  be paid pursuant to Section 7.12, which are listed on Section 3.25 of the SRSG Disclosure Schedule, no employee, officer, independent contractor, consultant or director of SRSG or the Merger Sub, no security holder of SRSG or the Merger Sub covered by Item 4.03(a) of Regulation S-K and no member of the immediate family of any of the foregoing Persons (any of the foregoing Persons and any member of such Person’s immediate family, a “Related Person”) has any Indebtedness to SRSG or the Merger Sub, nor does SRSG or the Merger Sub have any Indebtedness or other Liability (or any commitment by SRSG or the Merger Sub to make loans or extend or guarantee credit) to any of them (other than for non-material Liabilities consisting of accrued but unpaid expenses incurred in the ordinary course of business and consistent with past practice). Except as set forth on Section 3.25 of the SRSG Disclosure Schedule, no Related Person has any compensated or remunerated relationship or any business transaction with SRSG or the Merger Sub or any direct or indirect ownership interest in, or Contract or obligation or transaction or Liability involving, any firm, entity or corporation with which SRSG or the Merger Sub is affiliated or with which SRSG or the Merger Sub has a Contract, Liability, obligation or compensated or remunerated relationship or any business relationship or transaction. Except as set forth on Section 3.25 of the SRSG Disclosure Schedule, no Related Person is directly or indirectly a party to or third party beneficiary of or interested in any Contract with SRSG or the Merger Sub.

3.26Brokers or Finders; Professional Fees. No agent, broker, investment banker or other firm or Person is, or will be, entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

3.27BioSculpture Stockholder Disclosure. The information relating to SRSG and Merger Sub provided by SRSG to BioSculpture or BioSculpture’s stockholders or BioSculpture Securities Rights holders in connection with the Merger and the transactions contemplated by this Agreement shall not, at the time such information is distributed and at any time subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not  misleading.

ARTICLE 4

4.REPRESENTATIONS AND WARRANTIES OF BIOSCULPTURE.

BioSculpture represents and warrants to SRSG and Merger Sub, with the exceptions that are provided for and referred to in this Article 4 that are set forth in the BioSculpture Disclosure Schedule attached hereto as Schedule B, that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and shall be correct and complete immediately prior to and at Closing.

4.01Organization. BioSculpture is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and lease its respective properties and assets and to conduct its business as now conducted.

4.02Qualifications to Do Business. Section 4.02 of the BioSculpture Disclosure Schedule sets forth each jurisdiction in which BioSculpture is qualified to do business as a foreign corporation. Neither the nature of the business carried on by BioSculpture, nor the properties owned or leased by it, require it to be qualified to do business as a foreign corporation in any other jurisdiction, except in any case where a failure to so qualify would not have a Material Adverse Effect on BioSculpture.

4.03Capitalization. The authorized capitalization of BioSculpture consists of 20,000,000 shares of common stock (the “BioSculpture Common Stock”) of which 6,307,226 shares are issued and outstanding. BioSculpture has 10,000,000 shares of Preferred Stock authorized, but none are designated, and there are no shares of BioSculpture Preferred Stock outstanding. All issued and outstanding shares of BioSculpture Common Stock are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other right of any Person. There are no dividends or other amounts due or payable with respect to any of the BioSculpture Shares, except for any amounts due or payable to any shareholder of BioSculpture pursuant to the exercise by such shareholder of dissenters’ rights. Except as disclosed in Section

4.03 of the BioSculpture Disclosure Schedule, as of the date of this Agreement and upon the Closing there are and shall be no issued, outstanding or authorized BioSculpture Options or other options, warrants, purchase rights, subscription rights, stock purchase rights, restricted stock units or grants, dividend or distribution rights, debt or equity conversion rights, exchange rights, preemptive rights, registration rights, repurchase rights, vesting rights, lapses of restrictions, redemption rights, convertible notes or other Indebtedness instruments or convertible note or other Indebtedness obligations or other rights, contracts, instruments or understandings in regard to BioSculpture capital stock or other securities or that could require BioSculpture to issue, sell, acquire, exchange, convert, redeem or otherwise cause to become registered, acquired, issued or outstanding any of its capital stock or securities; and there are and shall be no outstanding or authorized stock appreciation, contingent value rights, phantom stock, profit participation, stock or equity awards, stock or equity grants, stock plans, equity or incentive or performance-based compensation or similar rights, securities, agreements, instruments or understandings with respect to BioSculpture or its respective capital stock or securities; and there are and shall be no voting rights, voting trusts, proxies, or other rights, securities, agreements, instruments or understandings with respect to the voting of the capital stock, indebtedness or securities of BioSculpture (any of the foregoing, “BioSculpture Securities Rights”).

4.04Authorization. BioSculpture has all requisite power and authority to enter into  this Agreement and to carry out its obligations hereunder, subject to stockholder approval of the Merger and compliance with all applicable laws. The Board of Directors of BioSculpture has approved the execution and delivery of this Agreement and recommended the Merger contemplated by this Agreement to the stockholders of BioSculpture. This Agreement has been duly executed and delivered by BioSculpture and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

4.05Information. The information concerning BioSculpture set forth in this  Agreement and in the BioSculpture Disclosure Schedule is to BioSculpture’s Knowledge complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

4.06No Conflict or Violation. The execution, delivery, and performance of this Agreement by BioSculpture does not and will not (a) violate or conflict with any provision of its Certificate of Incorporation, Bylaws, or other governing document; (b) violate any provision of Law (including any Law pertaining to the issuance of securities) or any Order, judgment, or decree of any court or other Governmental Entity or regulatory authority applicable to it; (c) violate or result in a breach of or constitute a default under any Contract, lease, loan agreement, mortgage, security agreement, indenture, debt instrument or other agreement or instrument to which it is a party or by which it is bound or to which it or any of its properties or assets is subject or which would prevent the transactions contemplated by this Agreement from being consummated.

4.07Absence of Undisclosed Liabilities. Except as disclosed on Section 4.07 of the BioSculpture Disclosure Schedule, since December 31, 2022, BioSculpture has not incurred any Liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) Liabilities, obligations or contingencies which were incurred after December 31, 2022 and were incurred in the ordinary course of business and consistent with past practices; and (ii) Liabilities, obligations or contingencies which (1) would not, in the aggregate, have a Material

Adverse Effect on BioSculpture, or (2) have been discharged or paid in full prior to the date hereof.

4.08Litigation and Proceedings. Except as disclosed on Section 4.08 of the BioSculpture Disclosure Schedule, there are no Actions or Proceedings, suits, administrative or other proceedings, investigations, inquiries or similar proceedings pending or, to the Knowledge of BioSculpture, threatened by or against BioSculpture that are, or could reasonably be, expected to have a Material Adverse Effect on BioSculpture, at law or in equity, or which are seeking to enjoin or challenge the Merger, before any court, arbitrator or Governmental Entity. BioSculpture has no Knowledge of any breach or default by BioSculpture with respect to any judgment, Order, writ, injunction, decree, award, rule, or regulation of any Governmental Entity, court, arbitrator, or governmental agency or instrumentality.

4.09Material Contract Defaults. Except as disclosed on Section 4.09 of the BioSculpture Disclosure Schedule, to its Knowledge, BioSculpture is not in breach or default in any material respect under the terms of any Contract, agreement, instrument or lease which could be reasonably expected to have a Material Adverse Effect on BioSculpture, and there is no event of default or breach or other event which, with notice or lapse of time or both, would constitute a default or breach in any material respect under any such Contract, agreement, instrument or lease in respect of which BioSculpture has not taken adequate steps to prevent such a default or breach from occurring.

4.10Governmental Authorizations. BioSculpture has all material licenses, franchises, Permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement. Except for compliance with federal and state securities and corporation laws, as provided in this Agreement, no authorization, Approval, Permit, consent, or order of, or registration, declaration, application or filing with, any court or other Governmental Entity is required in connection with the execution and delivery by BioSculpture of this Agreement and the consummation by BioSculpture of the transactions contemplated hereby.

4.11Compliance with Laws and Regulations. BioSculpture has complied with all applicable statutes and regulations of any federal, state, or other Governmental Entity or agency thereof, except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect on BioSculpture. To the Knowledge of BioSculpture, the actions of BioSculpture in consummation of this Merger shall comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

4.12Subsidiary. Except as set forth on Section 4.12 of the BioSculpture Disclosure Schedule, BioSculpture does not own, beneficially or of record, any equity securities in any other entity. BioSculpture does not have a predecessor as that term is defined under GAAP or Regulation S-X promulgated by the SEC.

ARTICLE 5

5.CONDUCT PRIOR TO THE EFFECTIVE TIME

5.01Conduct of Business of SRSG. During the period from the date of  this  Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 10.1 or the Effective Time, each of SRSG and Merger Sub agrees (unless BioSculpture shall give its prior consent in writing) to carry on its business in the ordinary course consistent with past practice, to pay its Liabilities and Taxes consistent with SRSG’s past practices (and in any event when due), to pay or perform other obligations when due consistent with SRSG’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and to use its commercially reasonable efforts and institute all policies to preserve intact its present business organization, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement, each of SRSG and Merger Sub shall not, without the prior written consent of BioSculpture, take, or agree in writing or otherwise to take, any of the following actions during the period from the date of this Agreement to the earlier of the termination of this Agreement pursuant to Section 10.1 or the Effective Time:

(a)Charter Documents: Cause or permit any amendments to its Certificate or Articles of Incorporation or Bylaws;

(b)Dividends; Changes in Capital Stock: Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c)Contracts: Enter into any Contract, amend or otherwise modify or waive any of the terms of any of its Contracts;

(d)Issuance of Securities: Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or SRSG Securities Rights or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or convertible securities;

(e)Dispositions: Sell, lease, license or otherwise dispose of or encumber any of its Assets and Properties;

(f)Indebtedness: Incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others; provided, however, that SRSG may obtain loans for borrowed money during the period from the date of this Agreement to the earlier of the termination of this Agreement pursuant to Section 10.1 or the Effective Time (any such loan for borrowed money, an “Interim Loan”), which Interim Loans shall be solely in the interest of SRSG and for the benefit of SRSG and shall be used only to finance operations of SRSG in the ordinary course of its business and shall be repaid and discharged in full prior to Closing, and which Interim Loans, operations and use of Interim Loans (a) shall be consistent with, and not in contravention, breach or default of, this

Agreement and the Merger hereunder; (b) shall not be obtained, engaged in or used in connection with any Related Person or any Related Person’s Assets or Properties; (c) other than legal, filing and other direct transaction costs necessary to effectuate dispositions of SRSG’s tequila or beverage related assets, shall not be obtained, engaged in or used in connection with operations, business or transactions relating to Tequila Alebrijes or relating to any intellectual property or other Assets or Properties of SRSG or any other Person that are related to tequila or any other alcoholic beverage or any business in connection therewith; and (d) shall not give rise to, cause, grant, incur or involve any lien, encumbrance, security interest, SRSG Securities Rights or guarantee binding on SRSG or affecting any of its Assets or Properties;

(g)Payment of Obligations: Pay, discharge or satisfy any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than non- material obligations and Liabilities arising in the ordinary course of business and other than the payment, discharge or satisfaction of Liabilities reflected and reserved against in the SRSG Financial Statements and reasonable expenses incurred in connection with the transactions contemplated by this Agreement, which payment, discharge and satisfaction shall comply with Section 3.08 and shall not impair, encumber or reduce the Minimum Proceeds provided for in Section 7.09 or otherwise violate Section 7.09;

(h)Capital Expenditures: Make any capital expenditures, capital additions or capital improvements;

(i)Employee Benefit Plans; New Hires; Pay Increases: Adopt any employee benefit or stock purchase or option plan, or hire or appoint any new employee or officer or any independent contractor or consultant, pay any special bonus or special remuneration to any employee, independent contractor, consultant, officer or director, increase the salaries, wage rates or compensation of any officer, director, employee, independent contractor or consultant;

(j)Severance Arrangements: Grant any severance or termination pay (i) to any director or officer or consultant or (ii) to any other employee, independent contractor, consultant or Person except payments made, with the written consent of BioSculpture, pursuant to standard written agreements outstanding on the date hereof and disclosed and provided in writing to BioSculpture;

(k)Lawsuits: Commence any Action or Proceeding other than (i) for the routine collection of bills; (ii) in such cases where it in good faith determines that failure to commence the Action or Proceeding would result in the material impairment of a valuable aspect of its business, provided that it consults with BioSculpture prior to the filing of such an Action or Proceeding described in item (i) or (ii) above; or (iii) for a breach of or default under this Agreement;

(l)Acquisitions: Acquire or agree to acquire by merging or consolidating with, or by purchasing assets or capital stock or securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;

(m)Taxes; Account: Make or change any election in respect of Taxes, adopt  or change any accounting method or practice in respect of Taxes or otherwise, file any Tax  return (other than outstanding Tax returns for periods through December 31, 2022) or any amendment to a Tax return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(n)Other: Take or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (m) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

ARTICLE 6

6.ADDITIONAL AGREEMENTS

6.01Sale of Shares; Registration. The Parties hereto acknowledge and agree that the shares of SRSG Common Stock to be issued pursuant to Section 2.05 will not be registered under the Securities Act and therefore shall constitute “restricted securities” within the meaning of the Securities Act and therefore may not be resold or otherwise transferred unless a valid registration statement relating thereto is in effect or an exemption from such requirement is available. The certificates representing the shares of SRSG Common Stock shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares. No shares are entitled to registration rights on the basis of this Agreement.

6.02Expenses. Subject to Section 11.04 of this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees.

6.03Approvals. Each of SRSG and BioSculpture shall use all commercially  reasonable efforts required to obtain all Approvals and Permits required of it from Governmental Entities to consummate the Merger.

6.04Reasonable Efforts and Further Assurances. Each of the Parties to  this  Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the Closing Conditions under this Agreement. Each Party hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.  Subject to applicable Law, SRSG and Merger Sub shall  notify BioSculpture in writing, and BioSculpture shall notify SRSG and Merger Sub in writing, promptly of (i) any notice or communication from any Person alleging that the consent or

Approval of such Person is or may be required in connection with the Merger or the transactions contemplated in this Agreement; (ii) any notice or communication from any Governmental Entity in connection with the Merger or other transactions contemplated in this Agreement; and

(iii) any event, occurrence, change, fact, condition or effect between the date of this Agreement and the Effective Time that, individually or in the aggregate with other events, occurrences, changes, facts, conditions or effects, causes or constitutes or is likely to cause or constitute (A) a material breach or default of any of the notifying Party’s representations, warranties, covenants or agreements in this Agreement or (B) the failure of any of the Closing Conditions that are applicable in regard to the notifying Party under Article 7 or Article 8 and that are to be complied with or satisfied pursuant to this Agreement. The giving or delivery of any notification pursuant to the preceding sentence shall not cure any breach or default of, or any failure to satisfy or comply with, any other provision of this Agreement and shall not limit or waive any rights or remedies available to the Party receiving the notification provided for in such sentence. By April 30, 2023, SRSG shall provide to BioSculpture audited consolidated balance sheets of SRSG as of December 31, 2022, and the related audited consolidated statements of operations, income, cash flow and changes in stockholders’ equity for the year ended December 31, 2022, including all notes and schedules thereto, in accordance with Section 3.10 above. If the Parties agree to any extension of time pursuant to Section 2.02 or Section 7.09, then SRSG shall provide to BioSculpture unaudited consolidated balance sheets of SRSG and related unaudited consolidated statements of operations, income, cash flow and changes in stockholders’ equity for each calendar quarterly period ending prior to the date of expiration of such agreed upon extension of time, including all notes and schedules thereto, which financial statements shall be provided to BioSculpture promptly following the end of each such calendar quarterly period. By April 30, 2023, SRSG and Merger Sub shall file all Tax returns for the year ended December 31, 2022 and shall provide copies of such Tax returns to BioSculpture, in accordance with Section 3.11(b) above. Prior to Closing, each of SRSG and Merger Sub shall have filed all Tax returns required to have been filed by it and shall provide copies of such Tax returns to BioSculpture, in accordance with Section 3.11(b).

6.05Blue Sky Laws. SRSG shall take such steps as may be necessary to comply with the securities and blue sky Laws of all jurisdictions which are applicable to the issuance of the SRSG Common Stock in connection with the Merger. BioSculpture shall use commercially reasonable efforts to assist SRSG as may be necessary to comply with the securities and blue sky Laws of all jurisdictions which are applicable in connection with the issuance of SRSG Common Stock.

ARTICLE 7

7.CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BIOSCULPTURE TO CLOSE THE MERGER.

The obligations of BioSculpture to effect and consummate the Merger under this Agreement are subject to satisfaction, or BioSculpture’s express written waiver, on or prior to the Closing of the following conditions:

7.01Stockholders’ Approval. The stockholders of BioSculpture will approve the Merger in accordance with the DGCL and BioSculpture’s Certificate of Incorporation and Bylaws.

7.02Accuracy of Representations. The representations and warranties made by SRSG and Merger Sub in this Agreement were true when made herein and shall be true immediately prior to Closing, as of the time of Closing in addition to as of any date stated in such representation or warranty, with the same force and effect as if such representations and warranties were made immediately prior to the Closing (except for changes therein permitted by this Agreement), and SRSG and Merger Sub shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by either or both of them prior to or at the Closing. BioSculpture shall be furnished with certificates, signed by duly authorized officers of SRSG and Merger Sub and dated the Closing Date, to the foregoing effect.

7.03Officer’s Certificates. BioSculpture shall have been furnished with certificates dated the Closing Date and signed by SRSG’s chief executive officer to the effect that to such officer’s Knowledge, which may be based on certificates of good standing, representations of a Governmental Entity, and SRSG’s own documents and information:

(a)There are no Actions or Proceedings, suits, administrative or other proceedings, investigations, inquiries or similar proceedings pending, or to the Knowledge of SRSG and Merger Sub threatened, by or against SRSG or Merger Sub, before any court, arbitrator or Governmental Entity including any which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement;

(b)This Agreement has been duly approved by SRSG’s and Merger Sub’s Board of Directors, SRSG as the sole stockholder of Merger Sub has approved the transactions contemplated by this Agreement, SRSG does not need approval of the Merger or this Agreement by its stockholders, and this Agreement has been duly executed and delivered in the name and on behalf of SRSG and Merger Sub by their duly authorized officers pursuant to, and in compliance with, authority granted by the Boards of Directors of SRSG and Merger Sub;

(c)There has been no Material Adverse Effect, as defined in Exhibit A and referred to in Section 7.04 below, relating to SRSG or Merger Sub up to and including the date of the certificate;

(d)All conditions required by this Agreement have been met, satisfied, or performed by SRSG and Merger Sub; and

(e)All authorizations, consents, Approvals, Permits, registrations, and filings from or with any court, agency or other Governmental Entity required in connection with the Merger and with the execution and delivery of this Agreement and the documents provided for herein by SRSG and Merger Sub have been obtained and are in full force and effect or, if not required to have been obtained, shall be in full force and effect by such time as may be required.

7.04No Material Adverse Effect. Prior to the Closing, there shall have been no event, change, condition, fact, effect or occurrence which, individually or together with any other event,

change, condition, fact, effect or occurrence, is or could reasonably be expected to become a Material Adverse Effect on SRSG or Merger Sub.

7.05Good Standing. BioSculpture shall have received certificates of good standing from the appropriate authorities, dated as of a date within five days prior to the Closing Date, certifying that SRSG and Merger Sub are each in good standing as a corporation in the States of Nevada and Delaware.

7.06Books and Records. Prior to the Closing Date, SRSG and Merger Sub shall have delivered to BioSculpture complete and accurate copies of all corporate, financial, accounting, business, securities, banking and other books and records of SRSG and Merger Sub.

7.07Other Items. BioSculpture shall have received such other documents, certificates, or instruments relating to the transactions contemplated hereby as BioSculpture may reasonably request, including a legal opinion from SRSG’s and Merger Sub’s counsel in a form acceptable to BioSculpture. SRSG’s Chief Executive Officer and director Mark Scharmann and any other Shareholder Signatories (as defined in Section 9.03) who are requested by, or acceptable to, BioSculpture as signatories of this Agreement shall have signed this Agreement and delivered it to BioSculpture and SRSG at Closing, thereby undertaking and agreeing to the obligations of each Shareholder Signatory pursuant to Sections 9.03 and 9.04.

7.08Assets. Prior to the time of the Closing, SRSG shall not dispose of its tequila related assets without notice to BioSculpture.

7.09Equity Financing. In connection with and as a condition of the Closing of the Merger, the Company shall raise the following amounts as proceeds of an offering of SRSG Common Stock (the “Equity Financing”): a minimum of $3,400,000 (the “Minimum Financing”); a maximum of $10,000,000 (the “Maximum Financing”); and Minimum Proceeds of not less than $2,400,000 in cash from the Minimum Financing, which $2,400,000 Minimum Proceeds shall be deposited and held in a separate bank account of SRSG designated by BioSculpture for the purpose of receiving and holding such proceeds of the Equity Financing until the Effective Time and election of a new Board of Directors nominated by BioSculpture pursuant to Section 7.15 (the “Financing Account”), which Minimum Proceeds and Financing Account shall be free of all liens, encumbrances and security interests after payment, discharge, extinguishment or termination of all Third Party Expenses and other Liabilities, expenses and obligations of SRSG and Merger Sub that existed or accrued prior to the Closing (such proceeds, the “Minimum Proceeds”). At and following the Closing, the Minimum Proceeds shall be on deposit in the Financing Account as a condition of Closing and shall be retained in such account until after a designee or designees of BioSculpture shall be designated and in place as the only authorized signatory or signatories or entity or entities permitted to effect or authorize payments, transfers, instructions and other actions and transactions to be made or effected from or via the Financing Account. SRSG shall give BioSculpture immediate written notice of SRSG’s obtaining of the Minimum Financing in satisfaction of the condition of closing provided in this Section 7.09. Following issuance of shares of SRSG Common Stock in the Minimum Financing, the Exchange Ratio shall be as provided in Section 2.05(a) and the capitalization of SRSG shall be as provided in Section 7.11 below. Any proceeds of the Equity Financing in excess of the Minimum Financing shall be deposited in the Financing Account or another account designated by BioSculpture (or by SRSG Board of Directors members designated by BioSculpture as referred to in Section 7.15), for which other account the designee or designees designated by BioSculpture (or by SRSG Board members nominated by BioSculpture as referred to in Section 7.15) shall be designated and in place as the only authorized signatory or signatories or entity or entities permitted to effect or authorize payments, transfers, instructions and other actions and transactions to be made or effected from or via the Financing Account or such other designated account. SRSG shall complete and consummate the Minimum Financing and the above deposit of the Minimum Proceeds no later than ninety (90) days from the date of execution of this Agreement. If the $3,400,000 amount of the Minimum Financing and the deposit of Minimum Proceeds have not been completed and consummated within such period in accordance with this Agreement, BioSculpture and SRSG may mutually agree to extend the period for consummation of the Minimum Financing and deposit of the Minimum Proceeds for up to three (3) thirty (30) day periods or such other period as BioSculpture and SRSG may agree, which agreements to extend shall be effective only if made in writing signed by the Parties. Upon such written agreement to such extension for consummation of the Minimum Financing and deposit of the Minimum Proceeds, the time provided for satisfaction or waiver of the Closing Conditions and for the Closing shall be deemed to be extended to the date agreed upon by the Parties for consummation of the Minimum Financing and deposit of the Minimum Proceeds. If there is not mutual agreement in writing to such extensions, either party may terminate the Agreement in accordance with Article 10.

7.10Reverse Stock Split and Authorized Share Increase. Prior to Closing, the Company shall duly authorize and effectuate a 1-for-3 reverse split of all issued and duly issuable SRSG Common Stock, with every one share of SRSG Common Stock that is issued and outstanding, or that is issuable pursuant to any Securities Right or outstanding SRSG Preferred Stock, to be exchanged for one third of a share of SRSG Common Stock (the “Reverse Split”).  In order to effectuate the Reverse Split by the time of the Closing, the Company shall timely file with the Financial Industry Regulatory Authority (“FINRA”) all notices and other filings that shall be required in connection with the Reverse Split, in accordance with Section 7.14. Fractional shares and "odd lots" of less than 100 shares of SRSG Common Stock will not be issued in the Reverse Split. Instead, the Company will round up any post-Reverse Split  fractional share to the next whole number, and the Company will issue one hundred full shares of post-Reverse Split Common Stock to any stockholder who would have been entitled to receive an "odd lot" of less than 100 shares of SRSG Common Stock because of the Reverse Split. After the Reverse Split and immediately before the consummation of the Closing, there will be a total of 5,440,000 shares of SRSG Common Stock issued and outstanding which shall include the shares of SRSG Common Stock issued in the $3,400,000 Minimum Financing pursuant to Section 7.9, unless another number of issued and outstanding shares of SRSG Common Stock shall be accepted and agreed to in writing by BioSculpture as of the time of Closing. Such total number of issued and outstanding shares of SRSG Common Stock after the Reverse Split and immediately before the consummation of the Closing shall not be diluted, increased or modified by any of the following, and all of the following shall be validly redeemed, repurchased, converted, exchanged, exercised or terminated prior to the Reverse Split and prior to consummation of the Closing: (a) all issued and outstanding SRSG Preferred Stock and (b) all SRSG Securities Rights.

7.11Post-Closing Capitalization. Following the Closing and the satisfaction of the conditions to Closing provided for in this Agreement, there will be a total of 35,440,000 shares of SRSG Common Stock issued and outstanding, including the shares issued in exchange for the proceeds of the Minimum Financing provided for in Section 7.09, as referred to in the annexed “Exhibit C - Share Ownership Post Closing”, of which BioSculpture shall hold not less than 84.7% of such total number of shares of SRSG Common Stock following the Closing, unless another number or percentage of total issued and outstanding shares of SRSG Common Stock shall be accepted and agreed to in writing by BioSculpture as of the time of Closing. Such total number of issued and outstanding shares of SRSG Common Stock after the Reverse Split and following the Closing shall not be diluted, increased or modified by any of the following, and the percentage of total SRSG Common Stock held by BioSculpture upon Closing shall not be decreased by any of the following, and all of the following shall be validly redeemed, repurchased, converted, exchanged, exercised or terminated prior to the Reverse Split and prior to consummation of the Closing: (a) all issued SRSG Preferred Stock and (b) all  SRSG Securities Rights.

7.12Payment of Notes Payable. The notes payable listed on Section 3.25 of the SRSG Disclosure Schedule and certain accrued expenses of SRSG will be paid out of proceeds received in connection with the $3,400,000 Minimum Financing described in Section 7.09, but such payments, and any payment in connection with Merger Sub, shall be in accordance with Section

3.08 and shall not impair, encumber or reduce the Minimum Proceeds provided for in Section 7.09.

7.13 Legal Proceedings. No stockholder, holder of Securities Rights, Governmental Entity or other Person shall have notified any Party to this Agreement that it intends to commence any Action or Proceeding to restrain, challenge or prohibit the Merger or the transactions contemplated hereby or to force rescission thereof or demand damages in connection with the Merger or this Agreement, unless such stockholder, Securities Rights holder, Governmental Entity or other Person in writing shall have withdrawn such notice and abandoned any such Action or Proceeding prior to the time which otherwise would have been the Closing Date. SRSG shall give notice to BioSculpture of any such Action or Proceeding and any threat  of such an Action or Proceeding promptly after SRSG obtains any Knowledge thereof.

7.14FINRA Notice of Corporate Action. In connection with the Closing under this Agreement, the Company shall timely file with FINRA an OTC Equity Issuer Notification and any other required notice and filing pursuant to FINRA Rule 6490 and Exchange Act Rule 10b-

17 relating to the Reverse Split, the Merger and the change of control pursuant to this Agreement, and, if approved by the Board of directors and any necessary stockholder majority pursuant to Section 7.15, relating to a name change.

7.15Post-Closing Board of Directors; Name Change. At Closing, the organizational and governance documents of SRSG will be revised to give effect to the proposed Merger, including appointing such individuals to the SRSG Board of directors as shall be designated by BioSculpture. Without limiting the foregoing, BioSculpture will nominate at least three (3) members to the SRSG Board, and SRSG shall cause all prior SRSG directors to resign by delivering written resignations prior to or at Closing, which resignations shall be effective no later than the Effective Time. The new Board of Directors upon Closing and the Effective Time shall consist of members nominated by BioSculpture, and the election of such new Board members shall be voted for by all SRSG Shareholder Signatories (as defined in Section 9.03) by signed written consent delivered at Closing. After the Closing and Effective Time, the SRSG Board of Directors will take such action that may be required to amend the SRSG Articles of Incorporation to change the company’s name as determined by BioSculpture. Following the Closing and Effective Time, the Board of Directors of SRSG will take such action necessary to provide appropriate D&O coverage for the Company’s new Board of Directors. Prior to Closing, SRSG shall establish and open the Financing Account as a separate account at a financial institution agreed to by BioSculpture and shall arrange for the designee or designees designated by BioSculpture to be designated and in place, upon and after the Closing, as the only authorized signatory or signatories or entity or entities permitted to effect or authorize payments, transfers, instructions and other actions and transactions to be made or effected from or via the Financing Account. SRSG shall cooperate with BioSculpture in establishing and opening the Financing Account prior to Closing, including by submission of account applications, banking resolutions and such other documents, instruments and information as shall be required by the financial institution agreed to by SRSG and BioSculpture for establishment of the Financing Account.

7.16Due Diligence. BioSculpture shall be satisfied with the results of its due diligence investigation of SRSG and Merger Sub.

ARTICLE 8

8.CONDITIONS PRECEDENT TO OBLIGATIONS OF SRSG AND MERGER SUB TO CLOSE THE MERGER.

The obligations of SRSG and Merger Sub to effect the Merger under this Agreement are subject to satisfaction, or SRSG’s and Merger Sub’s express written waiver, on or prior to the Closing of the following conditions:

8.01Accuracy of Representations. The representations and warranties made by BioSculpture in this Agreement were true when made and shall be true immediately prior to the Closing, as of the time of Closing in addition to as of any date stated in such representation or warranty, with the same force and affect as if such representations and warranties were made immediately prior to the Closing (except for changes therein permitted by this Agreement), and BioSculpture shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by BioSculpture prior to or at the Closing. SRSG and Merger Sub shall be furnished with a certificate, signed by a duly authorized officer of BioSculpture and dated the Closing Date, to the foregoing effect.

8.02Officer’s Certificate. SRSG and Merger Sub shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of BioSculpture to the effect that to such officer’s Knowledge, which may be based on certificates of good standing, representations of Governmental Entities, and BioSculpture’s own documents and information:

(a)Except as set forth in the BioSculpture Disclosure Schedule, there are no Actions or Proceedings, suits, administrative or other proceedings, investigations, inquiries or similar proceedings pending, or to the Knowledge of BioSculpture threatened, by or against BioSculpture or which could reasonably be expected to have a Material Adverse Effect on BioSculpture, before any Governmental Entity including any which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement;

(b)This Agreement has been duly approved by BioSculpture’s Board of Directors and has been duly executed and delivered in the name and on behalf of BioSculpture by its duly authorized officers pursuant to, and in compliance with, authority granted by the Board of Directors of BioSculpture;

(c)Except as provided or permitted herein, there has been no Material Adverse Effect, as defined in Exhibit A and referred to in Section 8.03 below, relating to BioSculpture up to and including the date of the certificate; and

(d)All authorizations, consents, Approvals, Permits, registrations, applications and filing with or from any Governmental Entity, agency, or court required in connection with the Merger and with the execution and delivery of this Agreement and the documents provided for herein by BioSculpture have been obtained and are in full force and effect or, if not required to have been obtained shall be in full force and effect by such time as may be required.

8.03No Material Adverse Effect. Prior to the Closing, there shall have been no event, change, condition, fact, effect or occurrence, which individually or together with any other event, change, condition, fact, effect or occurrence is or could reasonably be expected to become a Material Adverse Effect on BioSculpture.

8.04Stockholders’ Approval. The stockholders of BioSculpture have approved the Merger as required by the DGCL and BioSculpture’s Certificate of Incorporation and Bylaws.

8.05Good Standing. SRSG and Merger Sub shall have received a certificate of good standing from the appropriate authority, dated as of a date within five days prior to the Closing Date, certifying that BioSculpture is in good standing as a corporation in the State of Delaware.

8.06Name Change. Following the Closing, the name of SRSG may be changed pursuant to Section 7.15. The subsidiary shall be BioSculpture Technology, Inc.

8.07Financial Information regarding BioSculpture. BioSculpture will provide SRSG’s accountants and lawyers with all BioSculpture financial information required so that SRSG’s financial statements and related disclosure regarding the acquisition of BioSculpture can be prepared in accordance with generally accepted accounting principles and sufficient for SRSG to file a current report on Form 8-K with the SEC within the required time period for reporting the Merger. BioSculpture acknowledges that its required financial information includes  BioSculpture financial statements for the reporting periods required by Regulation S-X and Regulation S-K that can be audited by a PCAOB registered independent accountant.

8.08Assets. Prior to the time of the Closing, BioSculpture shall have produced documentary evidence that BioSculpture owns or controls patents for certain intellectual property, as described in filings with the United States Patent and Trademark Office.

ARTICLE 9

9.SPECIAL COVENANTS.

9.01Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of SRSG, Merger Sub or BioSculpture (whether or not exercised) to investigate the affairs of SRSG, Merger Sub or BioSculpture or a waiver by SRSG or BioSculpture of any Closing Condition set forth in Article 7 or Article 8, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Party contained in this Agreement or the Schedules annexed hereto or in any agreement or instrument delivered pursuant to this Agreement. Unless earlier terminated pursuant to Article 10, all of the representations, warranties, covenants and agreements of BioSculpture, SRSG and of Merger Sub contained in this Agreement or in any Schedule, agreement or instrument delivered pursuant to this Agreement shall survive the Closing and Effective Time and continue until the sixth anniversary of the Closing.

9.02Indemnification by BioSculpture. The Surviving Corporation shall indemnify and hold harmless SRSG and Merger Sub and their directors, officers, employees, representatives and agents, and each Person, if any, who controls SRSG and Merger Sub, within the meaning of the Securities Act, from and against any and all claims, damages, penalties, fines, assessments, expenses, charges, losses, Orders, Liabilities and any Action or Proceeding (any of the foregoing, a “Loss”) which any of them may suffer or become subject to, including under the Securities Act and the Exchange Act or other applicable Law, and shall reimburse them for any legal or other expenses reasonably incurred by them in connection with any Action or Proceeding or other Loss, whether or not resulting in liability, insofar as such Loss (A) shall arise from or be based upon any breach of, or misrepresentation, omission or default in connection with, any representation, warranty, covenant or agreement given or made by BioSculpture in this Agreement; or (B) in the case of a Securities Record (as defined below) shall arise in connection with, or be based upon, any untrue statement or alleged untrue statement of a material fact contained in any application, statement, registration, qualification, form, schedule, prospectus, offering document, registration statement, report, filing or other document or information filed with a Governmental Entity or presented or delivered to a BioSculpture shareholder, or to a holder of BioSculpture debt or other securities or to SRSG or Merger Sub (any of the foregoing in which the material fact at issue is contained or omitted, a “Securities Record”) by BioSculpture prior to or in connection with Closing or shall arise in connection with or be based upon the omission or alleged omission to state a material fact required to be stated in any such Securities Record prior to or in connection with Closing, or necessary in order to make the statements in such Securities Record not misleading.

9.03Indemnification by SRSG Shareholders. The shareholders of SRSG signing this Agreement, who held shares of SRSG capital stock, directly or beneficially, prior to Closing, and who are requested by, or acceptable to, BioSculpture as signatories of this Agreement (such shareholders, the “Shareholder Signatories”), shall (i) jointly and severally indemnify and hold harmless BioSculpture and its stockholders, directors, officers, employees, representatives and agents, and each Person, if any, who controls BioSculpture within the meaning of the Securities Act, and (ii) after the Effective Time jointly and severally indemnify and hold harmless SRSG and its stockholders (other than the Shareholder Signatories), directors, officers, employees, representatives and agents who are in such positions after the Effective Time, and each Person, if any, who after the Effective Time controls SRSG within the meaning of the Securities Act, from and against any and all Losses which any of them may suffer or become subject to, including under the Securities Act and the Exchange Act or other applicable Law, and shall reimburse them for any legal or other expenses reasonably incurred by them in connection with any Action or Proceeding or other Loss, whether or not resulting in liability, insofar as such Loss (A) shall arise from or be based upon any breach of, or misrepresentation, omission or default in connection with, any representation, warranty, covenant or agreement given or made by SRSG or Merger Sub in this Agreement; or (B) in the case of a Securities Record (as defined below) shall arise in connection with, or be based upon, any untrue statement or alleged untrue statement of a material fact contained in any application, statement, registration, qualification, form, schedule, prospectus, offering document, registration statement, report, filing or other document or information filed with a Governmental Entity or presented or delivered to an SRSG shareholder or a holder of SRSG debt or other securities or to BioSculpture (any of the foregoing in which the material fact at issue is contained or omitted, a “Securities Record”) by SRSG or Merger Sub or by a Shareholder Signatory prior to or in connection with Closing or shall arise in connection with or be based upon the omission or alleged omission to state a material fact required to be stated in any such Securities Record prior to or in connection with Closing, or necessary in order to make the statements in such Securities Record not misleading.

9.04Indemnification Procedure.

(a)Notice to the entity with obligations to indemnify and hold harmless under Section 9.02 or 9.03 (in each case, the “Indemnifying Entity”) shall be given by any entity with rights to be indemnified and held harmless under Section 9.02 or Section 9.03 (in each case, the “Indemnified Entity”) promptly after receipt of Knowledge by the Indemnified Entity of the commencement of any Action or Proceeding or the assertion of any claim that is likely to give rise to, or result in, a claim or cause of action by the Indemnified Entity pursuant to Section 9.02 or 9.03 of this Agreement (any such claim or cause of action, an “Indemnifiable Claim”). Such notice shall set forth in reasonable detail the nature of such Action or Proceeding or Indemnifiable Claim to the extent known by the Indemnified Entity. With or promptly after the giving of such notice, the Indemnified Entity shall deliver to the Indemnifying Entity copies of any pleadings, demands, notices, complaints, correspondence or other documentation received by the Indemnified Entity from the entity or entities commencing or asserting the Action or Proceeding or the Indemnifiable Claim, which documentation is necessary to present to the Indemnifying Entity relevant information and understanding of the nature of the Action or Proceeding or Indemnifiable Claim. The Indemnifying Entity shall be entitled, at its own expense, to participate in the defense and litigation of such Action or Proceeding or Indemnifiable Claim, and, at its own expense, may assume the defense and litigation of the Action or Proceeding or Indemnifiable Claim if the Indemnified Entity agrees to such assumption in writing, which agreement will not be unreasonably withheld. In the event that the Indemnifying Entity assumes the defense and litigation of such Action or Proceeding or Indemnifiable Claim, the defense and litigation shall be conducted by counsel chosen by such Indemnifying Entity and approved by the Indemnifying Entity, which approval shall not be unreasonably withheld. The Indemnified Entity shall be entitled to participate in the defense and litigation of such Action or Proceeding or Indemnifiable Claim that is assumed by the Indemnifying Entity.

(b)With respect to Actions or Proceedings or Indemnifiable Claims as to which the Indemnifying Entity does not assume the defense and litigation, the Indemnified Entity shall have the right to assume and control the defense and litigation of such Action or Proceeding or Indemnifiable Claim with counsel chosen by it. The Indemnifying Entity shall be entitled to participate in the defense and litigation of such Action or Proceeding or Indemnifiable Claim, the cost of such participation to be at its own expense. The Indemnifying Entity shall be obligated to pay the reasonable attorneys’ fees and expenses of the Indemnified Entity to the extent that such fees and expenses relate to Actions or Proceedings or Indemnifiable Claims in regard to which the Indemnified Entity provided notice in accordance with Section 9.04(a) or relate to the defense or litigation thereof, as such expenses are incurred.

(c)Both the Indemnifying Entity and the Indemnified Entity shall cooperate fully with one another in connection with any defense and litigation and any potential settlement or compromise of any Action or Proceeding or Indemnifiable Claim, including, without limitation, by making available on request by the other all relevant information, documents, records and witnesses within its possession, authority or control. No Indemnified Entity shall settle any Action or Proceeding or Indemnifiable Claim without the written consent of the Indemnifying Entity, unless in such settlement the Indemnifying Entity is fully released and dismissed from the Action or Proceeding or Indemnifiable Claim and the related causes of action without any liability on the part of the Indemnifying Entity and with prejudice against the Action or Proceeding or Indemnifiable Claim again being brought, made or commenced against the Indemnifying Entity. No Indemnifying Entity shall settle any Action or Proceeding or Indemnifiable Claim without the written consent of the Indemnified Entity, unless in such settlement the Indemnified Entity is fully released and dismissed from the Action or Proceeding or Indemnifiable Claim and the related causes of action without any liability on the part of the Indemnified Entity and with prejudice against the Action or Proceeding or Indemnifiable Claim again being brought, made or commenced against the Indemnified Entity. The indemnification obligations in this Article 9 are in addition to, not in derogation or diminution of, any statutory, equitable, legal, common law or other remedies that any Person may have in connection with the Merger, this Agreement or the transactions and matters provided for herein.

ARTICLE 10

10.TERMINATION, AMENDMENT AND WAIVER

10.01Termination. Except as provided in Section 10.02 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)by mutual agreement of BioSculpture, SRSG and Merger Sub;

(b)by SRSG, Merger Sub or BioSculpture, by written notice to the other Parties, (i) if the Effective Time has not occurred before 5:00 p.m. (U.S. Eastern Time) on the later of June 14, 2023 or the fifth business day after the expiration of ninety (90) days following execution of the Agreement or such later date and time as the Parties may agree to in writing pursuant to Section 2.02 or Section 7.09; (provided, however, that the right to terminate this Agreement under this clause 10.01(b)(i) shall not be available to any Party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective

Time to occur on or before such date) or if the Party to which such notice is given is otherwise in breach or default of this Agreement or any other term or condition contemplated hereby; (ii) if there shall be a final nonappealable Order of any Governmental Entity in effect preventing consummation of the Merger; or (iii) if there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(c)by SRSG, by written notice to BioSculpture, (i) if there has been a material breach or default of any representation, warranty, covenant or agreement contained in this Agreement on the part of BioSculpture and BioSculpture has not cured such breach and default within thirty (30) business days after notice of such breach or default is delivered to BioSculpture (provided, however, that, no cure period shall be required for a breach or default which by its nature cannot be cured); or (ii) if the Closing Conditions provided for in Article 8 of this Agreement have not been complied with and satisfied before 5:00 p.m. (U.S. Eastern Time) on the later of June 14, 2023 or ninety (90) days following execution of the Agreement or such later date and time as the Parties may agree to in writing pursuant to Section 2.02 or Section 7.09;

(d)by BioSculpture, by written notice to SRSG, (i) if there has been a material breach or default of any representation, warranty, covenant or agreement contained in this Agreement on the part of SRSG or Merger Sub and SRSG has not cured such breach and default within thirty (30) business days after notice of such breach or default is delivered to SRSG (provided, however, that no cure period shall be required for a breach or default which by its nature cannot be cured); or (ii) if the Closing Conditions provided for in Article 7 of this Agreement have not been complied with and satisfied before 5:00 p.m. (U.S. Eastern Time) on the later of June 14, 2023 or ninety (90) days following execution of the Agreement or such later date and time as the Parties may agree to in writing pursuant to Section 2.02 or Section 7.09;

(e)by SRSG, by written notice to BioSculpture, if the Merger shall not have been approved by the requisite votes of BioSculpture’s stockholders in accordance with the DGCL, either pursuant to a stockholder meeting or by written consent;

(f)by BioSculpture, by written notice to SRSG, if the Merger shall not have been approved by the requisite votes of SRSG’s stockholders in accordance with the DGCL and the NRS, either pursuant to a stockholder meeting or by written consent.

10.02Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and of no further force and effect and there shall be no liability or obligation on the part of SRSG, Merger Sub, BioSculpture, or their respective officers, directors or stockholders, Affiliates or representatives under this Agreement; provided, however, that each Party shall remain liable for any breaches or defaults of this Agreement prior to its termination and further provided that the provisions of Sections 6.02, this Section 10.02 and of Article 11 shall remain in full force and effect and survive any termination of this Agreement. In the case of any termination pursuant to Section 10.01, this Agreement may be terminated by the Board of Directors of any constituent corporation in the Merger, notwithstanding approval of the Agreement by the stockholders of any of the constituent corporations.

10.03Amendment. Except as is otherwise required by applicable Law, including any requirements for stockholder approval or consent, this Agreement may be amended by the Parties hereto at any time; provided, that any such amendment shall be valid and effective only if made by execution of an instrument in writing that sets forth such amendment and is signed on behalf of each of the Parties hereto. Subject to the requirements and provisions of the DGCL, including Section 251(d) thereof, this Agreement may be amended by the Board of Directors of the constituent corporations in the Merger at any time prior to the Effective Time.

10.04Extension; Waiver. At any time prior to the Effective Time, SRSG, Merger Sub and BioSculpture may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other Party hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive performance of or compliance with any of the agreements, obligations, covenants or conditions for the benefit of such Party contained herein. Any agreement  on the part of a Party hereto to any such extension or waiver shall be valid and effective only if set forth in an instrument in writing signed by SRSG and BioSculpture.

ARTICLE 11

11.MISCELLANEOUS.

11.01Brokers. SRSG, Merger Sub and BioSculpture agree that there was no finder or broker involved in bringing the Parties together or who was instrumental in the negotiation, execution, or consummation of this Agreement and that no finder or broker will be entitled to any commission, brokerage fee, finder’s fee or contingent compensation in connection with the Merger or this Agreement. SRSG, Merger Sub and BioSculpture each agree to indemnify and hold harmless the other Parties against any Action or Proceeding by any third Person for any commission, brokerage, or finder’s fee with respect to the Merger, the Equity Financing or this Agreement or the transactions contemplated hereby, which Action or Proceeding arises from or is based upon any alleged agreement, understanding or Liability between the Party that shall indemnify and such third Person, whether such agreement, understanding or Liability is claimed to be express or implied.  The covenants set forth in this Section shall survive the Closing and  the consummation of the Merger and transactions herein contemplated.

11.02Governing Law; Construction. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the rights and obligations provided herein or performance or enforcement thereof shall be governed or interpreted according to the law of the State of Florida applicable to agreements negotiated, executed and to be performed in that State, without regard to the choice of law or conflicts of law principles or law of that State. Notwithstanding the foregoing, in a manner consistent with this Agreement the law of Nevada shall govern and be applied to the internal corporate law aspects of SRSG, to the extent the law of Nevada is governing and applicable thereto, and the law of Delaware shall govern and be applied to the internal corporate law aspects of BioSculpture and Merger Sub, to the extent the law of Delaware is governing and applicable thereto. The Parties hereto hereby consent to the jurisdiction of the federal and state courts located in Palm Beach County, Florida, over the Parties hereto and over any disputes and any Actions or Proceedings relating to the Merger, this Agreement and the transactions contemplated herein. The words “include” or “including” when used in this Agreement shall be deemed to mean “include without limitation” and “including without limitation”.

11.03Notices. Any notice required or provided for herein shall be in writing and shall be given by hand delivery, by overnight courier or by prepaid registered or certified mail, addressed to the following addresses:

If to SRSG or Merger Sub or any Shareholder Signatory, prior to the Effective Time, to such addressee in care of:

Spirits Time International, Inc. c/o Mark Scharmann

CEO and President 1661 Lakeview Circle

Ogden, UT 84403

If to BioSculpture or to SRSG after the Effective Time, to such addressee in care of: BioSculpture Technology, Inc. or Spirits Time International, Inc.

c/o Robert Cucin President and CEO

1701 South Flagler Drive, Suite 607 West Palm Beach, FL 33401

If to any Shareholder Signatory after the Effective Time, to such addressee in care of: c/o Mark Scharmann

1661 Lakeview Circle

Ogden, UT 84403

or to such other address for receipt of notices as a Party may substitute for its address above by giving notice of such changed address to the other Parties. Any notice given by mail shall be deemed to be given on the earlier of the date shown on proof of receipt of such mail or, unless the addressee proves that the notice was received later or not received, five (5) days after the date of mailing thereof. Other notices shall be deemed to have been given on the earlier of the date delivered by hand or overnight courier or the date received.

11.04Schedules. Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by SRSG or BioSculpture, such reference is to content and information specifically set forth in such schedules.

11.05Entire Agreement. This Agreement represents the entire agreement among the Parties relating to the subject matter hereof and supersedes any prior agreements, undertakings, term sheets, letters of intent, instruments and commitments between or among any of the Parties relating to such subject matter. There are no other courses of dealing amounting to agreements between BioSculpture and either SRSG or Merger Sub and no understandings, agreements, instruments, representations or warranties, written or oral, between them, except as set forth herein.

11.06Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual hand-signed signature or by facsimile signature or electronically recorded signature.

11.07Remedies and Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other performance or obligation or breach or default then, theretofore, or thereafter occurring or existing.

11.08Invalid Provisions. If any part or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future applicable law of any jurisdiction effective during the term hereof, such part and provision shall be narrowed or replaced, to the extent possible, with a construction in such jurisdiction that effectuates the intent of the Parties regarding this Agreement and such illegal, invalid or unenforceable part or provision, and the remaining provisions hereof shall remain in full force and effect.

11.09Benefit. This Agreement shall be binding upon, be enforceable by and inure to  the benefit of the Parties hereto and their permitted successors and assigns. There shall be no third party beneficiaries to this Agreement. Nothing in this Agreement shall constitute any Party to be a partner or joint venturer of any other Party.

11.10Oral Evidence. This Agreement constitutes the entire Agreement between the Parties and supersedes all prior oral and written agreements between the Parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the Parties to this Agreement.

11.11Section or Paragraph Headings. Section and other headings herein have been inserted for convenience of reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

11.12No Other Representations. SRSG and Merger Sub on one hand and BioSculpture on the other hand shall not be deemed to have made any representation or warranty other than those as expressly made in this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by signature of their respective officers below, hereunto duly authorized, as of the date first above written.

SPIRITS TIME INTERNATIONAL, INC.

By: Mark Scharmann

Its: Chief Executive Officer

SPIRITS TIME MERGER, INCORPORATED (STM, INC.)

By: Mark Scharmann

Its: Sole Officer and Director

BIOSCULPTURE TECHNOLOGY, INC.

By: Robert Cucin

Its: President and Chief Executive Officer

SHAREHOLDER SIGNATORIES

Mark Scharmann

Exhibit A Definitions

Exhibit B Certificate of Merger: Delaware Exhibit C Share Ownership Post Closing Schedule A SRSG Disclosure Schedule Schedule B BioSculpture Disclosure Schedule

Exhibit A Definitions

When used in the Agreement and Plan of Merger, to which this Exhibit A is annexed, among Spirits Time International, Inc., a Nevada corporation (“SRSG” or the “Company”), Spirits Time Merger, Incorporated (STM, Inc.), a Delaware corporation and a wholly-owned subsidiary of SRSG (“Merger Sub”), and BioSculpture Technology, Inc., a Delaware corporation (“BioSculpture”) (the “Agreement”), the following capitalized terms shall have the meanings set forth in this Exhibit A, except to the extent otherwise defined in the Agreement.

•“Action or Proceeding”, and the plurals thereof, means any action, suit, complaint, petition, claim, charges, indictment, litigation, investigation, proceeding, arbitration, notice of claim or litigation or any investigation, audit, hearing, examination or other proceeding by or before a Governmental Entity, whether civil, criminal, insurance- related, administrative or regulatory and whether in law or in equity or before any arbitrator or Governmental Entity.

•“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls 10% or more of any class of equity securities or securities convertible into equity securities (including any equity securities issuable upon the exercise of any option, warrant, convertible Indebtedness, Securities Rights  or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, member, manager, agent, employee or relative of such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power or ability to direct, cause, authorize or cause the direction or authorization of the management, investments, transactions, actions or policies of that Person, whether through ownership or control of voting securities or by contract or otherwise.

•“Appraisal Rights” has the meaning provided for in Section 262 of the DGCL.

•“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with any Governmental Entity or any other Person.

•“Assets and Properties” and “Assets or Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

•“Assumed Option” has the meaning set forth in Section 2.05(e).

•“Assumed Warrant” has the meaning set forth in Section 2.05(e).

•“Auctus” has the meaning set forth in Section 3.14.

•“Auctus Claim” has the meaning set forth in Section 3.14.

•“Auctus Obligation” has the meaning set forth in Section 3.14.

•“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

•“BioSculpture” means BioSculpture Technology, Inc., a Delaware corporation.

•“BioSculpture Common Stock” has the meaning set forth in Section 4.03 of this Agreement.

•“BioSculpture Option(s)” means, with respect to BioSculpture, any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of BioSculpture or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of BioSculpture or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of BioSculpture, including any rights to participate in the equity, income or election of directors or officers of BioSculpture.

•“BioSculpture Securities Rights” has the meaning set forth in Section 4.03.

•“Book-Entry Share” has the meaning set forth in Section 2.07(b).

•“Business Combination” means, with respect to any Person, (i) any merger, consolidation or other business combination to which such Person is a party, (ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person whether outstanding or newly, issued, (iii) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (iv) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person or (v) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of BioSculpture, with respect to any of the foregoing.

•“Certificate” has the meaning set forth in Section 2.07(b) in regard to stock certificates.

•“Certificate of Merger” has the meaning set forth in Section 2.02.

•“Closing” has the meaning set forth in Section 2.02.

•“Closing Conditions” has the meaning set forth in Section 2.02.

•“Closing Date” has the meaning set forth in Section 2.02.

•“Code” means the Internal Revenue Code of 1986, as amended.

•“Company” means Spirits Time International, Inc., a Nevada corporation, which is also defined in this Agreement as “SRSG”.

•“Contract” has the meaning set forth in Section 3.18(a).

•“DGCL” has the meaning set forth in Section 2.01.

•“Dissenting Shares” has the meaning set forth in Section 2.06.

•“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval database of the SEC.

•“Effective Time” has the meaning set forth Section 2.02.

•“Equity Financing” has the meaning set forth in Section 7.09. The related definitions of “Financing Account”, “Maximum Financing”, “Minimum Financing” and “Minimum Proceeds” are also set forth in Section 7.09.

•“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•“Exchange Agent” has the meaning set forth in Section 2.07(a).

•“Exchange Ratio”, as further defined in Section 2.05(a), means 14.269 shares of SRSG Common Stock for each share of BioSculpture Common Stock, before the Reverse Split provided for in Section 7.10, and 4.756 shares of SRSG Common Stock for each share of BioSculpture Common Stock, after the Reverse Split and the Minimum Financing provided for in Section 7.09, subject to any adjustment or modification of such ratio that may be agreed to by SRSG and BioSculpture in writing as of the Closing, pursuant to Section 2.05(a), due to factors that may include changes in the amount of Equity Financing accepted upon Closing.

•“Financing Account” has the meaning set forth in Section 7.09.

•“FINRA” means the U.S. Financial Industry Regulatory Authority.

•“GAAP” means United States generally accepted accounting principles as in effect from time to time.

•“Governmental Entity” means any arbitrator, court, tribunal, nation, government, any state or other political subdivision thereof, and any agency, organization, authority or other entity exercising executive, legislative, judicial, adjudicative, regulatory or administrative functions of, or pertaining to, government or quasi-governmental functions and shall include any stock exchange, quotation service and the SEC and FINRA.

•“Government Licenses” has the meaning set forth in Section 3.15.

•“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than non-material trade payables or non-material accruals incurred in the ordinary course of business), (d) under non-material capital leases and (e) in the nature of guarantees of the obligations described in clauses

(a) through (d) above of any other Person.

•“Indemnifiable Claim” has the meaning set forth in Section 9.04(a).

•“Indemnified Entity” has the meaning set forth in Section 9.04(a).

•“Indemnifying Entity” has the meaning set forth in Section 9.04(a).

•“Knowledge” means actual knowledge after due inquiry and reasonable investigation.

•“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance, binding case law or other directive or pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

•“Liabilities” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Indebtedness and Tax.

•“Loss” has the meaning set forth in Section 9.02.

•“Material Adverse Effect” means any event, change, condition, fact, occurrence or effect which, individually or together with any other event, change, condition, fact, occurrence or effect, is or can reasonably be expected to become materially adverse to (i) SRSG, Merger Sub or BioSculpture, as the case may be; or (ii) the business, properties, assets, financial condition or results of operations or future prospects of SRSG, Merger Sub or BioSculpture, as the case may be; or (iii) the ability of SRSG, Merger Sub or BioSculpture, as the case may be, to timely perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

•“Maximum Financing” has the meaning set forth in Section 7.09.

•“Merger” has the meaning set forth in the Recitals to this Agreement.

•“Merger Consideration” has the meaning set forth in Section 2.05(a).

•“Merger Sub” means Spirits Time Merger, Incorporated (STM, Inc.), a Delaware corporation and a wholly-owned subsidiary of SRSG, to be formed pursuant to this Agreement.

•“Merger Sub Common Stock” has the meaning set forth in Section 3.03.

•“Minimum Financing” has the meaning set forth in Section 7.09.

•“Minimum Proceeds” has the meaning set forth in Section 7.09.

•“NRS” has the meaning set forth in Section 2.01.

•“Option Exchange Amount” means, with respect to any Assumed Option, rounded up to the nearest whole number, the number of whole shares of SRSG Common Stock equal to the product of (x) the number of shares of BioSculpture Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio.

•“Order” means any writ, judgment, decree, injunction, award or other order of any Governmental Entity or quasi-governmental entity or regulatory authority (in each such case whether preliminary or final).

•“Parties” and “Party” have the meanings set forth in the preface to this Agreement.

•“Permit” means any license, permit, franchise or authorization.

•“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, Governmental Entity or any other legal entity.

•“Regulation S-K” means Regulation S-K promulgated pursuant to the Securities Act and the Exchange Act.

•“Regulation S-X” means Regulation S-X promulgated pursuant to the Securities Act and the Exchange Act.

•“Related Person” has the meaning set forth in Section 3.25.

•“Restricted BioSculpture Stock” has the meaning set forth in Section 2.05(e).

•“Reverse Split” has the meaning set forth in Section 7.10.

•“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

•“SEC” shall mean the Securities and Exchange Commission.

•“SEC Documents” means registration statements, reports, prospectuses, offering documents, forms, schedules, statements, filings, records and other documents required to be filed with, or furnished to, the SEC by SRSG, including SRSG Financial Statements required to be so filed and furnished.

•“Securities Act” means the Securities Act of 1933, as amended.

•“Securities Record” has the meanings set forth in Sections 9.02 and 9.03.

•“Securities Rights” has the meaning set forth in Section 3.03 in regard to SRSG Securities Rights and the meaning set forth in Section 4.03 in regard to BioSculpture Securities Rights.

•“Series A Preferred Stock” has the meaning set forth in Section 3.03.

•“Series D Preferred Stock” has the meaning set forth in Section 3.03.

•“Shareholder Signatories” has the meaning set forth in Section 9.03.

•“SRSG” means Spirits Time International, Inc., a Nevada corporation, which is also defined in this Agreement as the “Company”.

•“SRSG Common Stock” has the meaning set forth in Section 3.03.

•“SRSG Disclosure Schedule” means Schedule A annexed to this Agreement.

•“SRSG Financial Statements” has the meaning set forth in Section 3.10.

•“SRSG Preferred Stock” has the meaning set forth in Section 3.03.

•“SRSG’s Business or Condition” has the meaning set forth in Section 3.12.

•“SRSG Securities Rights” has the meaning set forth in Section 3.03.

•“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

•“Surviving Corporation” has the meaning set forth in Section 2.01.

•“Tax” or “Taxes” means all taxes of any kind, and fees or other assessments in the nature of taxes, imposed by any Governmental Entity, and any and all interest, penalties and additions relating thereto. “Tax” or “Taxes” includes, without limitation, all add-on minimum, alternative minimum, capital stock, currency, customs, documentary, disability, employee, employer, environmental, estimated, excise, export, FICA, franchise, FUTA, gross receipts, income, import, natural resources, license, occupation, payroll, personal property, premium, real property, registration, sales, severance, social security, stamp, transfer, unemployment, use, value added, windfall profit and withholding taxes and duties and all interest, penalties or other charges relating to any Tax. “Tax” or “Taxes” also includes any transferee or secondary liability for Taxes and any liability pursuant to an agreement or otherwise, including liability arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any tax return relating thereto.

•“Third Party Expenses” has the meaning set forth in Section 6.02.

•“Warrant Exchange Amount” means, with respect to any Assumed Warrant, rounded up to the nearest whole number, the number of whole shares of SRSG Common Stock equal to the product of (x) the number of shares of BioSculpture Common Stock that were issuable upon exercise of such Assumed Warrant immediately prior to the Effective Time multiplied by (y) the Exchange Ratio.

Exhibit B

Certificate of Merger: Delaware

STATE OF DELAWARE CERTIFICATE OF MERGER OF DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251 (c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger.

FIRST: The name of the surviving corporation is BioSculpture Technology, Inc., and the name of the corporation being merged into this surviving corporation is Spirits Time Merger, Incorporated (STM, Inc.), a Delaware corporation.

SECOND: An agreement of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is BioSculpture Technology, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on  , 2023.

SIXTH: The executed agreement of merger is on file at  , West Palm Beach, Florida, the place of business of the surviving corporation.

SEVENTH: A copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this Certificate to be signed by an authorized officer, the  day of  , 2023.

BIOSCULPTURE TECHNOLOGY, INC.

By:  Authorized Officer

Name: Robert Cucin Print or Type

Title: President and Chief Executive Officer

B-1

Exhibit C

Share Ownership Post Closing

The table below illustrates the issued stock ownership and related percent ownership of SRSG as of the Closing and completion of the 1-for-3 reverse stock split and the Minimum Financing:

SHAREHOLDER BLOCK	PRE REVERSE	POST REVERSE	PERCENT
SRSG Legacy and §7.09 holders	16,320,000	5,440,000	15.3%
BioSculpture holders	90,000,000	30,000,000	84.7%
TOTAL	106,320,000	35,440,000	100.0%

Sch. A-1

Schedule A

SRSG Disclosure Schedule

Section 3.02 Qualification to Do Business Section 3.03 SRSG Securities Rights

Section 3.13 Certain Changes or Events since September 30, 2022 Section 3.18 Material Contracts

Section 3.21 Liens, Encumbrances, Security Interests and Imperfections of Title

Section 3.23 Current directors, officers, employees, independent contractors and consultants Section 3.25 Related Person Transactions

Sch. A-2

Schedule A

SRSG Disclosure Schedule

Section 3.02 Qualification to Do Business None

Section 3.03 SRSG Securities Rights

None at Closing. See Section 3.18 below for convertible notes and warrant information as of December 31, 2022.

Section 3.13 Certain Changes or Events since September 30, 2022 None

Section 3.18 Material Contracts RELATED PARTY LOANS

Officers and directors of the Company have made loans to the Company. These loans accrue interest at the rate of 12% per annum, are due on demand and are not convertible into common stock of the Company. As of December 31, 2022 the balance due to these related parties for these loans was principal of $235,375 and accrued interest of $79,803.

In March 2014, the Company issued a $40,000 convertible promissory note to an officer and director of the Company and a $15,000 convertible promissory note to another affiliated shareholder (the “Convertible Notes”). On October 11, 2022 this unaffiliated individual was appointed as a director of the Company. The Convertible Notes had a term of one year expiring March 2015, and are now payable on demand, and accrue interest at the rate of 12% per annum. The holders of the Convertible Notes, may, at their option, convert all or any portion of the outstanding principal balance of, and all accrued interest on the Convertible Notes into shares of the Company’s common stock, par value $0.001 per share, at a conversion rate of $1.00 per share. As of December 31, 2022 the balance due to these related parties for these Notes was principal of $55,000, and accrued interest of $47,881.

CONVERTIBLE PROMISSORY NOTES

The Company has a collateralized convertible debt obligation with an unaffiliated entity outstanding at December 31, 2022 as follows:

NotePrincipalAccrued

 (A)       Interest

December 31, 2022

$290,000(1)$267,410

Sch. A-3

(1) Collateralized by the Company’s assets, including accounts receivable, cash and equivalents, inventory, property, equipment, intangibles.

(A) On September 24, 2018 (the “Date of Issuance”) the Company issued a convertible promissory note (the “Note”) with a face value of $300,000, maturing on September 24, 2019, and a stated interest of 10% to a third-party investor. The default interest rate of 24% has been in effect since the September 24, 2019 maturity date lapsed. The note is convertible into a variable number of the Company's common stock, based on a conversion rate of 50% of the lowest trading price for the 25 days prior to conversion.

Along with the Note, on the Date of Issuance the Company issued Common Stock Purchase Warrants (the “Warrants”), exercisable immediately with an expiration date of September 24, 2023. As of December 31, 2022, 264,084 Warrants were available related to the Note at an exercise price of $0.568 per share.

During the year ended December 31, 2019, the Company paid $10,000 towards principal on the Note, and $12,350 of accrued interest and $250 in conversion fees ($12,600 total) was converted into 30,000 shares of common stock.

NOTES PAYABLE

Notes payable consisted of the following:	December 31,
2022
Note payable to an unrelated individual, interest at 12% per annum, issued August 1, 2018 due November 15, 2018 (in default), unsecured	$10,000
Note payable to an unrelated individual, interest at 12% per annum, issued December 31, 2018 due December 31, 2019 (in default), unsecured	30,000
Note payable to an unrelated individual, interest at 12% per annum, issued May 1, 2020 due May 1, 2021 (in default), unsecured	5,000
Note payable to an unrelated individual, interest at 10% per annum, issued January 20, 2021 due January 20, 2022 (in default), unsecured	10,000

Notepayabletoanunrelatedindividual, interest at 8% per annum, issued March 18,

2022 due March 18, 2023, unsecured10,000

Sch. A-4

Note payable to an unrelated entity, interest at 8% per annum, issued April 20, 2022 due April

20, 2023, unsecured10,000

Accrued interest for these Notes as of the year ended December 31, 2022 totaled $22,743.

Section 3.21 Liens, Encumbrances, Security Interests and Imperfections of Title None

Section 3.23 Current directors, officers, employees, independent contractors and consultants

Officers and Directors:

•Mark Scharmann - President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, Director

•Doug Morris - Vice President of Corporate Development, Director

•Thomas Garrison – Director

Independent Contractors and Consultants:

•David Hunt - Legal

•Peregrine Accounting & Consulting, LLC - SEC filing

•Pirate Fish, LLC - Compliance

•Colonial Stock Transfer - Transfer agent

•Pinnacle Accountancy Group - Independent auditors

•Valerie Johnson, CPA - Accounting

Section 3.25 Related Person Transactions

Indebtedness to Officers and Directors as of December 31, 2022:

Garrison Capital, LLC (Convertible Note)	$ 30,786
Garrison Capital, LLC (Garrison Loan 2)	87,317
Mark Scharmann (Convertible Note)	72,095
Mark Scharmann (MAS Loan 2)	226,335
Doug Morris	1,526

Beginning August 2017, the Company entered into an oral agreement to pay the Company’s president $500 per month as payment for use of his personal residence as the Company’s office and mailing address. The amount payable as of December 31, 2022 was $10,500.

Sch. A-5

Schedule B BioSculpture Disclosure Schedule

Section 4.03 Outstanding Options, Warrants and Other Securities Rights Section 4.07 Liabilities since December 31, 2022

Section 4.08 Litigation

Section 4.09 Material Contract Defaults Section 4.12 Subsidiaries

Sch. B-1

Schedule B BioSculpture Disclosure Schedule

Section 4.03 Outstanding Options and Warrants

Section 4.07 Liabilities since December 31, 2022

Simon Taylor, Esq …$35,000

Section 4.08 Litigation None

Section 4.09 Material Contract Defaults None

Section 4.12 Subsidiaries None

Sch. B-2